Exhibit 10.3

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT)

WITH

AKRION, INC.

AND

GOLDFINGER TECHNOLOGIES, LLC

(BORROWERS)

August 5, 2005

TABLE OF CONTENTS

I.	DEFINITIONS.		1
	1.1.	Accounting Terms.	1
	1.2.	General Terms.	1
	1.3.	Uniform Commercial Code Terms.	23
	1.4.	Certain Matters of Construction.	23

II.	ADVANCES, PAYMENTS.		24
	2.1.	Revolving Advances.	24
	2.2.	Procedure for Borrowing Advances.	26
	2.3.	Disbursement of Advance Proceeds.	28
	2.4.	Intentionally Omitted.	28
	2.5.	Maximum Advances.	28
	2.6.	Repayment of Advances.	28
	2.7.	Repayment of Excess Advances.	29
	2.8.	Statement of Account.	29
	2.9.	Letters of Credit.	29
	2.10.	Issuance of Letters of Credit.	30
	2.11.	Requirements For Issuance of Letters of Credit.	30
	2.12.	Disbursements, Reimbursement.	31
	2.13.	Repayment of Participation Advances.	32
	2.14.	Documentation.	32
	2.15.	Determination to Honor Drawing Request.	32
	2.16.	Nature of Participation and Reimbursement Obligations.	33
	2.17.	Indemnity.	34
	2.18.	Liability for Acts and Omissions.	34
	2.19.	Additional Payments.	36
	2.20.	Manner of Borrowing and Payment.	36
	2.21.	Mandatory Prepayments.	37
	2.22.	Use of Proceeds.	38
	2.23.	Defaulting Lender.	38

III.	INTEREST AND FEES.		39
	3.1.	Interest.	39
	3.2.	Letter of Credit Fees.	39
	3.3.(a)	Closing Fee.	40
	3.4.(a)	Collateral Monitoring Fee.	40
	3.5.	Post Closing Appraisals.	41
	3.6.	Computation of Interest and Fees.	41
	3.7.	Maximum Charges.	41
	3.8.	Increased Costs.	41
	3.9.	Basis For Determining Interest Rate Inadequate or Unfair.	42
	3.10.	Capital Adequacy.	43
	3.11.	Gross Up for Taxes.	43
	3.12.	Withholding Tax Exemption.	44

IV.	COLLATERAL: GENERAL TERMS.		45
	4.1.	Security Interest in the Collateral.	45

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	4.2.	Perfection of Security Interest.	45
	4.3.	Disposition of Collateral.	45
	4.4.	Preservation of Collateral.	45
	4.5.	Ownership of Collateral.	46
	4.6.	Defense of Agent’s and Lenders’ Interests.	46
	4.7.	Books and Records.	47
	4.8.	Financial Disclosure.	47
	4.9.	Compliance with Laws.	47
	4.10.	Inspection of Premises.	48
	4.11.	Insurance.	48
	4.12.	Failure to Pay Insurance.	48
	4.13.	Payment of Taxes.	49
	4.14.	Payment of Leasehold Obligations.	49
	4.15.	Receivables.	49
	4.16.	Inventory.	51
	4.17.	Maintenance of Equipment.	51
	4.18.	Exculpation of Liability.	52
	4.19.	Environmental Matters.	52
	4.20.	Financing Statements.	54

V.	REPRESENTATIONS AND WARRANTIES.		54
	5.1.	Authority.	54
	5.2.	Formation and Qualification.	54
	5.3.	Survival of Representations and Warranties.	55
	5.4.	Tax Returns.	55
	5.5.	Financial Statements.	55
	5.6.	Company Name.	56
	5.7.	O.S.H.A. and Environmental Compliance.	56
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default.	57
	5.9.	Patents, Trademarks, Copyrights and Licenses.	58
	5.10.	Licenses and Permits.	58
	5.11.	Default of Indebtedness.	58
	5.12.	No Default.	58
	5.13.	No Burdensome Restrictions.	58
	5.14.	No Labor Disputes.	59
	5.15.	Margin Regulations.	59
	5.16.	Investment Company Act.	59
	5.17.	Disclosure.	59
	5.18.	Delivery of Subordinated Loan Documentation.	59
	5.19.	Swaps.	59
	5.20.	Conflicting Agreements.	59
	5.21.	Application of Certain Laws and Regulations.	60
	5.22.	Business and Property of Borrowers.	60
	5.23.	Section 20 Subsidiaries.	60
	5.24.	Anti-Terrorism Laws.	60
	5.25.	Trading with the Enemy.	61
	5.26.	Equity Interests: The authorized and outstanding Equity Interests of each Borrower is as shown on Schedule 5.26 hereto.	61
	5.27.	Management Agreements.	61

VI.	AFFIRMATIVE COVENANTS.		61

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	6.1.	Payment of Fees.	61
	6.2.	Conduct of Business and Maintenance of Existence and Assets.	61
	6.3.	Violations.	62
	6.4.	Government Receivables.	62
	6.5.	Fixed Charge Coverage Ratio.	62
	6.6.	Execution of Supplemental Instruments.	62
	6.7.	Payment of Indebtedness.	62
	6.8.	Standards of Financial Statements.	62
	6.9.	Federal Securities Laws.	63

VII.	NEGATIVE COVENANTS.		63
	7.1.	Merger, Consolidation, Acquisition and Sale of Assets.	63
	7.2.	Creation of Liens.	63
	7.3.	Guarantees.	63
	7.4.	Investments.	63
	7.5.	Loans.	63
	7.6.	Capital Expenditures.	64
	7.7.	Dividends.	64
	7.8.	Indebtedness.	64
	7.9.	Nature of Business.	64
	7.10.	Transactions with Affiliates.	64
	7.11.	Leases.	64
	7.12.	Subsidiaries.	64
	7.13.	Fiscal Year and Accounting Changes.	64
	7.14.	Pledge of Credit.	65
	7.15.	Amendment of Organizational Documents.	65
	7.16.	Compliance with ERISA.	65
	7.17.	Prepayment of Indebtedness.	65
	7.18.	Inventory Locations.	65
	7.19.	Membership/Partnership Interests.	65
	7.20.	Anti-Terrorism Laws.	65
	7.21.	Trading with the Enemy Act.	66
	7.22.	Restructuring and Modifications to Terms of or Payments of Subordinated Debt.	66
	7.23.	Restructuring and Modifications to Terms of Royalty Agreement or Payments of Royalty Payments.	66
	7.24.	Management Agreements.	66

VIII.	CONDITIONS PRECEDENT.		67
	8.1.	Conditions to Initial Advances.	67
	8.2.	Conditions to Each Advance.	70

IX.	INFORMATION AS TO BORROWERS.		70
	9.1.	Disclosure of Material Matters.	70
	9.2.	Schedules.	71
	9.3.	Environmental Reports.	71
	9.4.	Litigation.	71
	9.5.	Material Occurrences.	71
	9.6.	Government Receivables.	72
	9.7.	Annual Financial Statements.	72

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	9.8.	Quarterly Financial Statements.	72
	9.9.	Monthly Financial Statements.	72
	9.10.	Other Reports.	73
	9.11.	Additional Information.	73
	9.12.	Projected Operating Budget.	73
	9.13.	Intentionally Omitted.	73
	9.14.	Notice of Suits, Adverse Events.	73
	9.15.	ERISA Notices and Requests.	74
	9.16.	Additional Documents.	74

X.	EVENTS OF DEFAULT.		74
	10.1.	Nonpayment.	74
	10.2.	Breach of Representation.	75
	10.3.	Financial Information.	75
	10.4.	Judicial Actions.	75
	10.5.	Noncompliance.	75
	10.6.	Judgments.	75
	10.7.	Bankruptcy.	75
	10.8.	Inability to Pay.	75
	10.9.	Subsidiary Bankruptcy.	75
	10.10.	Material Adverse Effect.	76
	10.11.	Lien Priority.	76
	10.12.	Subordinated Loan Default.	76
	10.13.	Cross Default.	76
	10.14.	Breach of Guaranty.	76
	10.15.	Change of Control.	76
	10.16.	Invalidity.	76
	10.17.	Licenses.	76
	10.18.	Seizures.	76
	10.19.	Operations.	77
	10.20.	Pension Plans.	77
	10.21.	Ex-Im Document Defaults.	77
	10.22.	Audited Financial Statements.	77

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.		77
	11.1.	Rights and Remedies.	77
	11.2.	Agent’s Discretion.	79
	11.3.	Setoff.	79
	11.4.	Rights and Remedies not Exclusive.	79
	11.5.	Allocation of Payments After Event of Default.	79

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.		80
	12.1.	Waiver of Notice, Etc.	80
	12.2.	Delay.	81
	12.3.	Jury Waiver.	81

XIII.	EFFECTIVE DATE AND TERMINATION.		82
	13.1.	Term.	82
	13.2.	Termination.	82

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XIV.	REGARDING AGENT.		82
	14.1.	Appointment.	83
	14.2.	Nature of Duties.	83
	14.3.	Lack of Reliance on Agent and Resignation.	83
	14.4.	Certain Rights of Agent.	84
	14.5.	Reliance.	84
	14.6.	Notice of Default.	84
	14.7.	Indemnification.	84
	14.8.	Agent in its Individual Capacity.	85
	14.9.	Delivery of Documents.	85
	14.10.	Borrowers’ Undertaking to Agent.	85
	14.11.	No Reliance on Agent’s Customer Identification Program.	85
	14.12.	Other Agreements.	85

XV.	BORROWING AGENCY.		86
	15.1.	Borrowing Agency Provisions.	86
	15.2.	Waiver of Subrogation.	86

XVI.	MISCELLANEOUS.		86
	16.1.	Governing Law.	86
	16.2.	Entire Understanding.	87
	16.3.	Successors and Assigns; Participations; New Lenders.	89
	16.4.	Application of Payments.	91
	16.5.	Indemnity.	91
	16.6.	Notice.	91
	16.7.	Survival.	93
	16.8.	Severability.	93
	16.9.	Expenses.	93
	16.10.	Injunctive Relief.	93
	16.11.	Consequential Damages.	94
	16.12.	Captions.	94
	16.13.	Counterparts; Facsimile Signatures.	94
	16.14.	Construction.	94
	16.15.	Confidentiality; Sharing Information.	94
	16.16.	Publicity.	95
	16.17.	Certifications From Banks and Participants; USA Patriot Act.	95

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REVOLVING CREDIT

AND

SECURITY AGREEMENT

Revolving Credit and Security Agreement dated August 5, 2005 among AKRION, INC., a corporation organized under the laws of the State of Delaware (“Akrion”) and GOLDFINGER TECHNOLOGIES, LLC, a limited liability company organized under the laws of the State of Delaware (“Goldfinger”) (Akrion and Goldfinger, each a “Borrower” and collectively “Borrowers”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the draft financial statements of Borrowers prepared by PricewaterhouseCoopers for the fiscal year ended December 31, 2004 and delivered to Agent as of the date hereof.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advance Rates” shall have the meaning set forth in Section 2.1(a) hereof.

“Advances” shall mean and include the Revolving Advances and Letters of Credit.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day and (ii) the Federal Funds Open Rate in effect on such day plus 1/2 of 1%.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable treaties, state, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, except as set forth in the next paragraph, for any period a percentage determined by the Fixed Charge Coverage Ratio of Borrowers on a Consolidated Basis based on the financial reports and the Compliance Certificate delivered by Borrowers for the most recent fiscal quarter then ended (each a “Reference Period”), as corresponds to the applicable ratio set forth below:

Category	Fixed Charge Coverage Ratio	(Eurodollar Rate Loans) Revolving Advances Eurodollar Rate Margin	(Domestic Rate Loans) Revolving Advances Alternate Base Rate Margin
Category I	Less than or equal to 1.50:1.00	3.50%	1.00%
Category II	Greater than 1.50:1.00 but less than or equal to 2.00:1.00	3.00%	.5%
Category III	Greater than 2.00:1.00	2.75%	.25%

Until delivery of the financial statements for the quarter ending June 30, 2006, the Applicable Margin shall be the percentage set forth in Category I. Further provided, except as set forth in the last sentence, if Borrowers demonstrate a Ninety (90) Day Average Undrawn Availability of less than $2,000,000 for the Reference Period, the Applicable Margin shall be the percentage set forth in Category I. Each change in the Applicable Margin resulting from a change in the Fixed Charge Coverage Ratio shall be effective commencing on the fifth (5th) Business Day after receipt of the Compliance Certificate. If (i) Borrowers shall fail to deliver a Compliance Certificate for any Reference Period or (ii) a Default or Event of Default occurs, the Applicable Margin shall be the percentage set forth in Category I, for the period from (x) the date such report was required and the date of delivery by the Borrowers to the Agent of a Compliance Certificate demonstrating the Fixed Charge Coverage Ratio or (y) the date of such Default or Event of Default until the date such Default or Event of Default was cured or waived, as applicable. Notwithstanding the foregoing, in the event that Borrowers Fixed Charge Coverage Ratio for the Reference Period is greater than 2:00 to 1:00, but Borrowers fail to demonstrate a Ninety (90) Day Average Undrawn Availability of not less than $2,000,000 for the Reference Period, the Applicable Margin shall be the percentage set forth in Category II.

“Application Lab” shall mean that certain equipment located at 6330 Hedgewood Drive, Allentown, Pennsylvania, which has been financed by Orix and is subject to a first priority security interest in favor of Orix, as more particularly described in the Subordination Agreement by and between Agent and Orix.

“Availability Reserve” shall mean an amount equal to One Million Dollars ($1,000,000) or such lesser amounts that Agent shall determine from time to time in its sole discretion.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.20(d).

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Blocked Person” shall have the meaning set forth in Section 5.24(b).

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8.

“Borrowers on a Consolidated Basis” shall mean the consolidation of the accounts or other items of Akrion, Goldfinger and each of their Subsidiaries in accordance with GAAP.

“Borrowing Agent” shall mean Akrion.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the President, Chief Financial Officer, Controller or Treasurer of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Philadelphia, Pennsylvania and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of a Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) pursuant to which Sunrise Capital shall cease to own, beneficially and of record, on a fully-diluted basis, at least fifty-one percent (51%) of the Equity Interests of Akrion having ordinary voting power for the election of directors (or Persons performing similar functions), or Akrion shall cease to own, beneficially and of record, on a fully diluted bases, one hundred percent (100%) of the Equity Interests of any other Borrower (including, in each case, for the purposes of the calculation of percentage ownership, all Equity Interests into which any other Equity Interests are convertible or for which any other Equity Interests may be exchanged and any Equity Interests issuable upon exercise of any warrants, options or similar rights), (b) Sunrise Capital’s failure to have the power to elect a majority of the directors (or Persons performing similar functions) of Akrion or (c) any merger or consolidation of Akrion with any other Person in which Akrion is not the surviving entity or following which Sunrise Capital does not own at least 51% of the Equity Interests of Akrion having ordinary voting power for the election of directors or sale of all or substantially all of the property or assets of any Borrower.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“CIP Regulations” shall have the meaning set forth in Section 14.11.

“Closing Date” shall mean August 5, 2005 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Inventory;

(e) all Investment Property;

(f) all Subsidiary Stock;

(g) the Leasehold Interests;

(h) all of each Borrower’s right, title and interest in and to whether now owned or hereafter acquired (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Obligations; (v) all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit, letter of credit rights (whether or not the respective letter of credit is evidenced by a writing), supporting obligations, rights to insurance proceeds, and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Borrower, all liens and security interests of such Borrower in real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (viii) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;

(i) all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g) or (h) of this Paragraph; and

(j) all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h) and (i) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(b) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate to be signed by the President, Chief Financial Officer or Controller of Borrowing Agent, which shall state that, based on an examination sufficient to permit such Authorized Officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying each Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10 and 7.11.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, the Subordinated Loan Documentation, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Debt Payments” shall mean and include all cash actually expended by Borrowers to make (a) interest payments on any Advances hereunder and under the Ex-Im Credit Agreement, plus, (b) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (c) capitalized lease payments, plus (d) payments with respect to any other Indebtedness for borrowed money.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.23 hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Disassembled Goods” shall mean Eligible Inventory consisting of finished goods which have been inspected and approved by the Customer and disassembled by Borrowers for the purposes of shipping.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of Borrowers on a Consolidated Basis for such period, plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state and local taxes actually paid.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period plus (iv) Royalty Expense for such period.

“Eligible Acceptance Receivables” shall mean the portion of an Eligible Receivable which is recognized as revenue on a Borrower’s books when such Borrower’s Customer has accepted the goods being delivered.

“Eligible Acceptance Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Eligible Domestic Finished Goods Inventory” shall mean Eligible Inventory consisting of finished goods and Disassembled Goods.

“Eligible Inventory” shall mean and include Inventory excluding work in process, with respect to each Borrower valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, unmerchantable or slow moving Inventory and which Agent, in its sole discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it (i) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit except as provided below, (iii) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory, (v) is the subject of an Intellectual Property Claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory; (vii) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement or (viii) has been included as an “eligible inventory” under the Ex-Im Credit Agreement. Eligible Inventory shall include all Inventory in-transit for which title has passed to a Borrower, which is insured to the full value thereof and for which Agent shall have in its possession (a) all negotiable bills of lading properly endorsed and (b) all non-negotiable bills of lading issued in Agent’s name.

“Eligible Raw Material Inventory” shall mean Eligible Inventory consisting of raw materials.

“Eligible Raw Material Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iv) hereof.

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b) it is due or unpaid more than ninety (90) days after the original invoice date, or sixty (60) days after the original due date;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time;

(d) any material covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been shipped to the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower or the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed a credit limit determined by Agent, in its sole discretion, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense dispute or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m) the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to a Borrower;

(p) such Receivable has been included as an “eligible receivable” under the Ex-Im Credit Agreement; or

(q) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Eligible Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by PNC by dividing (i) the rate of interest determined by PNC in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on Moneyline Telerate (or appropriate successor or, if British Banker’s Association or its successor ceases to provide such quotes, a comparable replacement determined by PNC) display page 3750 (or such other display page on the Moneyline Telerate system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. The quotient obtained pursuant to the preceding calculation may be rounded upwards, if necessary, to the nearest 1/100th of 1% per annum. The Eurodollar Rate may also be expressed by the following formula:

Eurodollar Rate =	Average of London interbank offered rates quoted by BBA as shown on Moneyline Telerate Service display page 3750 or appropriate successor
1.00 - Reserve Percentage

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall having set forth in Article X hereof.

“Ex-Im Credit Agreement” shall mean that certain Export-Import Revolving Credit and Security Agreement among Agent, Lenders and Borrowers dated of even date herewith.

“Ex-Im Documents” shall mean any and all documents executed in connection with the Ex-Im Credit Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall have the meaning set forth in Section 3.8(a).

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” shall mean the rate per annum determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler Corporation, any successor entity thereto, or any other broker selected by Agent, as set forth on the applicable Telerate display page; provided, however; that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a Federal funds broker at such time, such other rate as determined by Agent in accordance with its usual procedures.

“Fee Letter” shall mean the fee letter dated of even date herewith among Borrowers and PNC.

“Finished Goods Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus unfunded Capital Expenditures made during such period, minus cash dividends (including without limitation cash distributions) paid during such period, minus cash corporate income taxes paid during such period, minus without duplication Royalty Payments made during such period to (b) all Debt Payments during such period.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and dates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables), all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.17.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Gross-Up Payment” shall have the meaning set forth in Section 3.11 hereof.

“Guarantor” shall mean any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor.

“Guaranty” shall mean any guaranty of the obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall have the meaning provided in the definition “Lender-Provided Interest Rate Hedge”.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by a Borrower or its Subsidiaries solely to provide protection to, or minimize the impact upon, such Borrower or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Leasehold Interests” shall mean all of each Borrower’s right, title and interest in and to the premises located at 6330 Hedgewood Drive, Allentown, Pennsylvania 18106 and 1241 East Dyer Road, Santa Ana, California 92705.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender Default” shall have the meaning set forth in Section 2.23 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of any Borrower to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d).

“Letter of Credit Sublimit” shall mean Two Million Dollars ($2,000,000).

“Letters of Credit” shall have the meaning set forth in Section 2.9.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement, in form and content reasonably satisfactory to Agent, which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrowers and their Subsidiaries, taken as a whole, (b) Borrowers’ ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the ability of the Agent and the Lenders to enforce their legal rights and remedies under this Agreement and the Other Documents.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Loan Amount” shall mean Twenty Million Dollars ($20,000,000).

“Maximum Revolving Advance Amount” shall mean Twenty Million Dollars ($20,000,000) less an amount equal to all advances outstanding under the Ex-Im Credit Agreement.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Monthly Advances” shall have the meaning set forth in Section 3.1 hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Ninety (90) Average Undrawn Availability” shall mean, for any period, an amount equal to the sum of Undrawn Availability for the prior ninety (90) days divided by ninety (90).

“Non-Defaulting Lender” shall have the meaning set forth in Section 2.23 hereof.

“Note” shall mean Revolving Credit Note.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including, without limitation, any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and any Borrower and any amendments, extensions, renewals or increases and all reasonable costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date.

“Original Holder” shall mean (a) with respect to Akrion, Sunrise Capital and (b) with respect to any Subsidiary of Akrion, Akrion.

“Orix” shall mean Orix Venture Finance, LLC, a Delaware limited liability company.

“Orix Letter Agreement” shall mean that certain letter or other given by Orix to Agent acknowledging that the $2,500,000 payment due on August 16, 2005 has been deferred beyond December 31, 2005.

“Other Documents” shall mean the Note, the Perfection Certificate, any Guaranty, any Guarantor Security Agreement, the Pledge Agreement, the Fee Letter, the Warrant Purchase Agreement, the Warrant, the Subordination Agreements, any Lender-Provided Interest Rate Hedge and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(b).

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly more than 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payee” shall have the meaning set forth in Section 3.11 hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Perfection Certificate” shall mean the Documentation Information Questionnaire and the responses thereto provided by Borrowers and delivered to Agent.

“Permitted Discretion” shall mean, with respect to Agent, the exercise in good faith of its reasonable business judgment from the perspective of an asset based lender.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrowers; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Borrower’s business; (f) judgment Liens that have been stayed or bonded and mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of the Borrowers and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; and (i) Liens disclosed on Schedule 1.2.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan), maintained for employees of Borrowers or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge Agreements” shall mean those certain Collateral Pledge Agreements of even date herewith given by the Original Holders and Akrion in favor of Agent in form and substance satisfactory to Agent.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness of any Person (including any taxes) that is not paid as and when due and payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Purchasing Lender” shall have the meaning set forth in Section 16.3 (c) hereof.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrowers by their Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables, and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Register” shall have the meaning set forth in Section 16.3(d).

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b)hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders holding at least sixty six percent (66%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding at least sixty six percent (66%) of the Commitment Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.

“Reserve Percentage” shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean Advances made other than Letters of Credit.

“Revolving Credit Note” shall mean the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans.

“Royalty Agreement” shall mean that certain Royalty Agreement by and among Borrowers and Westar dated as of March 10, 2004.

“Royalty Expense” shall mean the expenses charged to operations related to the royalties under the Royalty Agreement, as determined with GAAP.

“Royalty Payments” shall mean any payments due and owing under the Royalty Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Subordinated Debt” shall mean, individually and collectively, the Indebtedness subject to any Subordination Agreement which is subordinated to the Obligations.

“Subordinated Debt Payments” shall mean and include all cash actually expended to make payments of principal and interest on any Subordinated Debt.

“Subordinated Lenders” shall mean, collectively, Orix and Sunrise.

“Subordinated Loan Documentation” shall mean that certain (i) Secured Subordinated Promissory Note given by Akrion, Inc. to Sunrise dated March 10, 2004 in the original principal amount of $2,917,324.70, (ii) Secured Subordinated Promissory Note given by Akrion, Inc. to Sunrise dated September 21, 2004 in the original principal amount of $7,595,047.44, (iii) Secured Subordinated Promissory Note given by Akrion, Inc to Sunrise dated January 7, 2005 in the original principal amount of $12,500,000 and (iv) Loan and Security Agreement among Borrowers and Orix dated April 28, 2004 and all other documents executed in connection with the foregoing as each may have been or may hereafter be amended, restated or supplemented from time to time.

“Subordinated Note” shall mean any promissory note issued in favor of or payable to a Subordinated Lender to evidence Subordinated Debt.

“Subordination Agreement” shall mean any subordination agreement among Agent, Borrowers and the holder of any Subordinated Debt.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests owned by Akrion, Inc. of Goldfinger, Akrion (S) Pte Ltd., Akrion SRO Shangai, Akrion, Inc. Amsterdam, Akrion Korea Ltd., Taiwan Akrion Co., Ltd., and Akrion (M) Sdn Bnd Malaysia.

“Sunrise Advances” shall mean advances made by Sunrise Capital to Borrowers under the Sunrise Credit Line.

“Sunrise Capital” shall mean Sunrise Capital Partners, LP, a Delaware limited partnership.

“Sunrise Credit Line” shall mean that certain oral line of credit agreement pursuant to which Sunrise Capital has agreed to make revolving advances to Borrowers in an amount not to exceed $750,000 in the aggregate outstanding at any one time.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31CFR, Subtitle B, Chapter V, as amended) and any enabling legislation, regulations or executive order relating thereto.

“Transactions” shall have the meaning set forth in Section 5.5 hereof.

“Transferee” shall have the meaning set forth in Section 16.3(b) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to Borrowers’ trade creditors which are outstanding more than sixty (60) days beyond their original due date, plus (iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

“Westar” shall mean Westar Capital II, LLC, a Delaware limited liability company

“Working Capital” at a particular date, shall mean the excess, if any, of Current Assets over Current Liabilities at such date.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “instruments”, “general intangibles”, “payment intangibles”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. The words “include”, “includes” and “including” shall be deemed to be followed by the phase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All references herein to the time of day shall mean the time in Philadelphia, Pennsylvania. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or cured. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent or Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of a Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrowers or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as would have been reasonable under the circumstances and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.	ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including, without limitation, Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i) subject to the provisions of Section 2.1(b) hereof, up to eighty five percent (85%) of Eligible Receivables (“Eligible Receivables Advance Rate”), plus

(ii) subject to the provisions of Sections 2.1(b) and 2.1(c) hereof, up to eighty five percent (85%) of Eligible Acceptance Receivables (“Eligible Acceptance Receivables Advance Rate”), plus

(iii) subject to the provisions of Sections 2.1(b) and 2.1(d) hereof, up to the lesser of (A) fifty percent (50%) of the value of Eligible Domestic Finished Goods Inventory and (B) eighty five percent (85%) of the net recoverable valuation appraisal value of Eligible Domestic Finished Goods Inventory, as determined by the Agent from time to time in its commercially reasonable judgment (each such rate of advance, as applicable, the “Finished Goods Inventory Advance Rate”), plus

(iv) subject to the provisions of Sections 2.1(b) and Sections 2.1(d) hereof, up to the lesser of (A) forty six percent (46%) of the value of Eligible Raw Material Inventory and (B) eighty five percent (85%) of the net recoverable valuation appraisal value of Eligible Raw Material Inventory, as determined by the Agent from time to time in its commercially reasonable judgment (each such rate of advance, as applicable, the “Eligible Raw Material Inventory Advance Rate” and together with the Eligible Receivables Advance Rate, the Eligible Acceptance Receivables Advance Rate and the Finished Goods Inventory Advance Rate, the “Advance Rates”), minus

(v) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(vi) the Availability Reserve, minus

(vii) such other reserves as Agent may deem proper and necessary from time to time in the exercise of its Permitted Discretion.

The amount derived from the sum of (X) Sections 2.1(a)(y)(i), (ii), (iii) and (iv) minus (Y) Sections 2.1 (a)(y)(v), (vi) and (vii) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its commercially reasonable discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing the reserves may limit or restrict Advances requested by Borrowing Agent.

(c) Sublimit for Revolving Advances Against Eligible Acceptance Receivables. The aggregate amount of Revolving Advances made to Borrower against Eligible Acceptance Receivables shall not exceed in the aggregate, at any one time outstanding, the sum of $2,000,000 less the aggregate advances outstanding against Eligible Export-Related Acceptance Receivable Value under the Ex-Im Credit Agreement.

(d) Sublimit for Revolving Advances Against Eligible Inventory. The aggregate amount of Revolving Advances made to Borrower against Eligible Domestic Finished Goods Inventory and Eligible Raw Material Inventory shall not exceed in the aggregate, at any one time outstanding, the sum of $7,500,000 less the aggregate advances outstanding against Eligible Export-Related Inventory Value under the Ex-Im Credit Agreement.

(e) Sublimit for Revolving Advances Against Eligible Raw Material Inventory. The aggregate amount of Revolving Advances made to Borrower against Eligible Raw Material Inventory shall not exceed in the aggregate, at any one time outstanding, the sum of $5,000,000 less the aggregate advances outstanding against Eligible Export-Related Raw Material Inventory under the Ex-Im Credit Agreement.

2.2. Procedure for Borrowing Advances.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 10:00 a.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable. Notwithstanding anything to the contrary contained herein, Revolving Advances deemed to be requested pursuant to the previous sentence may be made regardless of (i) the existence or continuance of any Default or Event of Default, (ii) the fact that the aggregate outstanding amount of all Revolving Advances after giving effect to such deemed request shall exceed the Maximum Revolving Advance Amount or the Formula Amount, or (iii) any other restrictions on the making of Revolving Advances contained herein.

(b) Notwithstanding the provisions of (a) above, in the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrowing Agent shall give Agent written notice by no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be an integral multiple of $250,000 and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to Borrowers during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than eight (8) Eurodollar Rate Loans, in the aggregate.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrowing Agent shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent receives timely notice of the Interest Period elected by Borrowing Agent, but Borrowing Agent fails to so effect the duration of the succeeding Interest Period, Borrowers shall be deemed to have elected an Interest Period of one month’s duration. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowers shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(e) below.

(d) Provided that no Event of Default shall have occurred and be continuing, any Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If a Borrower desires to convert a loan, Borrowing Agent shall give Agent written notice not less than three (3) Business Days’ prior written notice to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day’s prior written notice to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than eight (8) Eurodollar Rate Loans.

(e) At its option and upon written notice given prior to 10:00 a.m. (Philadelphia time) at least three (3) Business Days prior to the date of such prepayment, any Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(g) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowers or deemed to have been requested by Borrowers under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4. Intentionally Omitted.

2.5. Maximum Advances. The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (b) the Formula Amount.

2.6. Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. After the occurrence and during the continuance of a Default or an Event of Default, Agent may charge Borrowers’ Account or make Revolving Advances to pay any and all sums due or payable hereunder or under any of the Other Documents.

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrowers’ Account as of the Business Day on which Agent receives those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after the Business Day Agent receives such payments via wire transfer or electronic depository check. Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (Philadelphia time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers, during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9. Letters of Credit. Subject to the terms and conditions hereof, Agent shall (a) issue or cause the issuance of standby and/or trade Letters of Credit (“Letters of Credit”) for the account of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

2.10. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of Borrowers, may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, prior to 10:00 a.m. (Philadelphia time), at least five (5) Business Days’ prior to the proposed date of issuance or such shorter period as may be agreed to by Agent, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof adhered to by the Issuer (“UCP 500”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), as determined by Agent, and each trade Letter of Credit shall be subject to UCP 500.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.11. Requirements For Issuance of Letters of Credit. Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

2.12. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent. Provided that Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon, Philadelphia time on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, Philadelphia time, on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of Maximum Revolving Advance Amount or the Formula Amount and subject to Section 8.2 hereof. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Domestic Rate Loan to Borrowers in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m., Philadelphia time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from

Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

(b) If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.14. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and, absent gross negligence or willful misconduct, by Agent’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16. Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including, without limitation, the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi) payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless the Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after the Agent shall have furnished Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on any Borrower or any Guarantor;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17. Indemnity. In addition to amounts payable as provided in Section 16.5, each Borrower hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18. Liability for Acts and Omissions. As between Borrowers and Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Borrower or any Lender.

2.19. Additional Payments. Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, any Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.20. Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b) Each payment (including each prepayment) by Borrowers on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., Philadelphia time, in Dollars and in immediately available funds.

(i) Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 P.M., Philadelphia time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii) Each Lender shall be entitled to earn interest at the Revolving Interest Rate on outstanding Advances which it has funded.

(iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(c) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(d) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowers of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Open Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.21. Mandatory Prepayments. When any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Revolving Advances in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

2.22. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed to Silicon Valley Bank, (ii) pay fees and expenses relating to this transaction, and (iii) to provide for their working capital needs, general corporate purposes and reimburse drawings under Letters of Credit.

(b) Without limiting the generality of Section 2.22(a) above, neither the Borrowers nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.23. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrowing Agent that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b) Advances shall be made pro rata by Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

(d) Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

III.	INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable in arrears on the first day of each month, commencing on the first day of the month after the Closing Date, with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months on the anniversary date of the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month (the “Monthly Advances”) at a rate per annum equal to with respect to Revolving Advances, the applicable Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the Revolving Interest Rate plus two percent (2%) per annum the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin being charged for Eurodollar Rate Loans per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the last day of the Term and (y) to the Issuer, any and all fees and reasonable expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and reasonable expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

On demand, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

3.3. (a) Closing Fee. Upon the execution of this Agreement, Borrowers shall pay to Agent for the ratable benefit of Lenders a closing fee of $75,000.

(b) Facility Fee. If, for any quarter during the Term, the average daily unpaid balance of the Revolving Advances for each day of such quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one-half of one percent (.50%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the last day of each quarter with respect to the previous quarter.

3.4. (a) Collateral Monitoring Fee. Borrowers shall pay Agent a collateral monitoring fee equal to $1,500 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term. The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(b) Collateral Evaluation Fee. Borrowers shall pay to Agent on the first day of each month following any month in which Agent performs any collateral evaluation - namely any field examination, collateral analysis, audit or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit—a collateral evaluation fee in an amount equal to $750 per day for each person employed to perform such evaluation, plus all costs and disbursements incurred by Agent in the performance of such examination or analysis.

(c) Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter

3.5. Post Closing Appraisals. Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date but in no event more often than once a fiscal quarter, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current orderly liquidation value of Borrowers’ Inventory. All of the fees and out-of-pocket costs and expenses of any such firm (collectively, “appraisal amounts”) shall be paid for when due, in full and without off-set, by Borrowers. In the event that the orderly liquidation value of Borrowers’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent and Lenders, such that the loan-to-collateral ratio employed by Lenders with respect to Revolving Advances made against Eligible Inventory is in fact materially greater than Lenders had believed, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances made against Eligible Inventory so as to restore such ratio to a ratio acceptable to Lenders, in their sole credit judgment, exercised in a commercially reasonable manner.

3.6. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension.

3.7. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.8. Increased Costs. In the event that after the Closing Date, (i) the adoption of any Applicable Law, (ii) any change to or interpretation or application of any Applicable Law in effect on the Closing Date, or (iii) compliance by any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents, except for generally applicable taxes on gross revenues or gross receipts, or income or franchise taxes imposed on or measured by the net income of a Lender or the Agent, in each case by the United States of America, by the jurisdiction under the laws of which such Lender or Agent is incorporated or organized, by the jurisdiction in which such Lender’s or Agent’s principal office is located, or any other jurisdiction where such Lender or Agent is doing business, other than solely as a result of the making of the Advances (collectively “Excluded Taxes”);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be conclusive absent manifest error.

3.9. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan;

then Agent shall give Borrowing Agent prompt written notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 a.m. (Philadelphia time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (Philadelphia time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (Philadelphia time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.10. Capital Adequacy.

(a) In the event that Agent or any Lender shall have determined that any Applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.10, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods in a manner consistent with the manner in which it applies similar provisions and calculates similar amounts payable to it by other similarly situated Borrowers. The protection of this Section 3.10 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, regulation or condition.

(b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.10(a) hereof when delivered to Borrowers shall be conclusive absent manifest error.

3.11. Gross Up for Taxes. If Borrowers shall be required by Applicable Law to withhold or deduct any taxes (other than Excluded Taxes, as defined in Section 3.8(a)) from or in respect of any sum payable under this Agreement or any of the Other Documents to the Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) Borrowers shall make such withholding or deductions, and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, Borrowers shall not be obligated to make any portion of the Gross-Up Payment that is attributable to any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a complete exemption with respect thereto pursuant to Section 3.12 hereof, or that would not have been paid or claimed but for the failure of the Payee to timely comply with the provisions contained in Section 3.12.

3.12. Withholding Tax Exemption. (a) Each Payee that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Payee) agrees that it will deliver to Borrowing Agent and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b) Each Payee required to deliver to Borrowing Agent and Agent a valid Withholding Certificate pursuant to Section 3.12(a) hereof shall deliver such valid Withholding Certificate as follows: (A) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by any Borrower hereunder for the account of such Payee; (B) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless Agent in its sole discretion shall permit such Payee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent). Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrowing Agent s and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowing Agent or Agent.

(c) Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.12(b) hereof, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if it reasonably believes it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

IV.	COLLATERAL: GENERAL TERMS.

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and a Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2. Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation, or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. Disposition of Collateral. Each Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except the sale of Inventory in the Ordinary Course of Business.

4.4. Preservation of Collateral. In addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems reasonably necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property. Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may reasonably direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

4.5. Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (a) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or except with respect to the Application Lab grant a first priority security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (c) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (d) each Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business.

(b)(i) There is no location at which any Borrower has Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of Borrower is stored; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive offices of each Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, together with the names and addresses of any landlords.

4.6. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way, except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever.

At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7. Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

4.8. Financial Disclosure. Subject to the terms set forth in Section 16.15 hereunder, each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of any Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all federal, state and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or such authorities.

4.9. Compliance with Laws. Each Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect on such Borrower. The assets of Borrowers at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Borrowers so that such insurance shall remain in full force and effect.

4.10. Inspection of Premises. At all reasonable times Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Agent, any Lender and their agents may enter upon any of each Borrower’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

4.11. Insurance. The assets and properties of each Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower so that such insurance shall remain in full force and effect. Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower’s own cost and expense in amounts and with carriers reasonably acceptable to Agent, each Borrower shall: (a) keep all its insurable properties and properties in which each Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s including, without limitation, business interruption insurance; (b) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (c) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; and (d) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (b) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Upon the occurrence of a Default or an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand.

4.12. Failure to Pay Insurance. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13. Payment of Taxes. Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14. Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15. Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b) Solvency of Customers. Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Locations of Borrower. Each Borrower’s chief executive office is located at the addresses set forth on Schedule 4.15(c) hereto. Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Collection of Receivables. Until any Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an

Event of Default or a Default or when Agent in its sole discretion deems it to be in Lenders’ best interest to do so), each Borrower will, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations. Each Borrower shall, upon request, deliver to Agent, or deposit in the Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) Notification of Assignment of Receivables. At any time after the occurrence of a Default or an Event of Default or in the event that Agent reasonably believes that proceeds of the Collateral are being diverted, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Power of Agent to Act on Borrowers’ Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (A) at any time (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (B) at any time following the occurrence of an Even of Default or Default; to demand payment of the Receivables; (ii) to enforce payment of the Receivables by legal proceedings or otherwise; (iii) to exercise all of Borrowers’ rights and remedies with respect to the collection of the Receivables and any other Collateral; (iv) to settle, adjust, compromise, extend or renew the Receivables; (v) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (vi) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (vii) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (viii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence of an Event of Default or Default Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence of an Event of Default or Default the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowing Agent and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds. Each applicable Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent directing such Blocked Account Bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. All deposit accounts and investment accounts of each Borrower and its Subsidiaries are set forth on Schedule 4.15(h).

(i) Adjustments. No Borrower will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.

4.16. Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17. Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. No Borrower shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation.

4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.19. Environmental Matters. (a) Borrowers shall ensure that the Real Property remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Borrowers shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Borrowers shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrowers shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Borrower and the Authority regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

(f) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral (A) give such notices, or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(g) Promptly upon the written request of Agent from time to time, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h) Borrowers shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrowers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrowers’ right, title and interest in and to its owned and leased premises.

4.20. Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1. Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by each Borrower and constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrowers’ corporate or organizational powers, have been duly authorized by all necessary corporate or limited liability action, are not in contravention of any Applicable Law or the terms of such Borrower’s by-laws, operating agreement, certificate of incorporation or certificate of formation, as applicable, or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which such Borrower is a party or by which it or its property may be bound.

5.2. Formation and Qualification. (a) Each Borrower is duly incorporated or formed, as applicable, and in good standing under the laws of the jurisdiction of its incorporation or formation and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower.

Each Borrower has delivered to Agent true and complete copies of its certificate of incorporation or certificate of formation and by-laws or operating agreement, as the case may be, and will promptly notify Agent of any amendment or changes thereto.

(b) The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3. Survival of Representations and Warranties. All representations and warranties of such Borrower contained in this Agreement and the Other Documents shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, except to the extent that any such taxes, assessments, fees and other charges are being contested in good faith and appropriate cash reserves are being maintained by Borrowers. Federal, state and local income tax returns of each Borrower have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending 2001. The provision for taxes on the books of each Borrower are adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) The pro forma balance sheet of Borrowers on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated by the Subordinated Loan Documentation and under this Agreement (the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of Borrowers on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrowing Agent. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

(b) The twelve-month cash flow projections of the Borrowers on a Consolidated Basis and their projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”), were prepared by the Chief Financial Officer of Borrowing Agent, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

(c) The consolidated and consolidating balance sheets of the Borrowers, their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 2004, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of the Borrowers and their Subsidiaries at such date and the results of their operations for such period. Since December 31, 2004, there has been no change in the condition, financial or otherwise, of Borrowers or their Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers and their respective Subsidiaries, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has had a Material Adverse Effect.

5.6. Company Name. No Borrower has been known by any other company name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. and Environmental Compliance.

(a) Each Borrower has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Each Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by any Borrower; (ii) to either Borrower’s knowledge, there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by any Borrower; (iii) to either Borrower’s knowledge, neither the Real Property nor any premises leased by any Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iiiv) no Hazardous Substances are present on the Real Property or any premises leased by any Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Borrower or of its tenants.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default.

(a) Borrowers are solvent, able to pay their debts as they mature and as extended in the ordinary course, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b) Except as disclosed in Schedule 5.8(b), no Borrower has (i) any pending or, to its knowledge, threatened litigation, arbitration, actions or proceedings which, if decided adversely could have a Material Adverse Effect on such Borrower, and (ii) any indebtedness for borrowed money other than the Obligations.

(c) No Borrower is in violation of any Applicable Law which could reasonably be expected to have a Material Adverse Effect on such Borrower, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d) No Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) no Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and no Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) no Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) no Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, (viii) no Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) each Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR §2615.3 has not been waived, (xi) no Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Borrower and any member of the Controlled Group, and (xii) no Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiple Employer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Borrower are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate governmental authorities and constitute all of the intellectual property rights which are necessary for the operation of its business, except for those as to which the failure to own or license could not be reasonably expected to have a Material Adverse Effect; to the Borrower’s knowledge, there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by any Borrower and all trade secrets used by any Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by any Borrower, such Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.

5.10. Licenses and Permits. Except as set forth on Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect on such Borrower.

5.11. Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12. No Default. No Borrower is in default in the payment or performance of any of its contractual obligations and no Default has occurred.

5.13. No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could have a Material Adverse Effect on such Borrower. Each Borrower has heretofore delivered to Agent true and complete copies of all material contracts to which it is a party or to which it or any of its properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15. Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. No representation or warranty made by any Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrowers or which reasonably should be known to Borrowers which Borrowers have not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect on any Borrower.

5.18. Delivery of Subordinated Loan Documentation. Agent has received complete copies of the Subordinated Loan Documentation (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.19. Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20. Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21. Application of Certain Laws and Regulations. No Borrower nor any Subsidiary of any Borrower is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.22. Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than manufacturing, installation and distribution of cleaning equipment and systems utilized in the semi-conductor industry and activities necessary to conduct the foregoing. On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.

5.23. Section 20 Subsidiaries. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.24. Anti-Terrorism Laws.

(a) General. Neither Borrowers nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224.

Neither Borrowers nor any Affiliate of any Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person who is affiliated or associated with a person or entity listed above.

(c) Blocked Person or Transactions. Neither Borrowers nor to any Borrower’s knowledge any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

5.25. Trading with the Enemy. No Borrower has engaged, nor does any Borrower intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.26. Equity Interests: The authorized and outstanding Equity Interests of each Borrower is as shown on Schedule 5.26 hereto. All of the Equity Interests of each Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations shown on Schedule 5.26, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers. Except as shown on Schedule 5.26, Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.27. Management Agreements. Borrowers are not party to any management agreement with Sunrise or any other Person nor is any Borrower obligated to pay managerial or assistance fees to Sunrise or any other Person.

VI.	AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1. Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral, except to the extent that the failure to do so would not have a Material Adverse Effect; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect.

6.4. Government Receivables. Take all steps reasonably necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5. Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending September 30, 2005, cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00 to be calculated as set forth below. For the purposes hereof, the Fixed Charge Coverage Ratio for the period ending September 30, 2005 shall be calculated based on the three (3) month then ended; for the period ending December 31, 2005 shall be calculated for the immediately preceding two (2) quarter period; for the period ending March 31, 2006 shall be calculated for the immediately preceding three (3) quarter period; and for the period ending June 30, 2006 and for each quarterly test thereafter shall be calculated on a rolling four (4) quarter basis.

6.6. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.7. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9. Federal Securities Laws. Promptly notify Agent in writing if any Borrower or any Subsidiary of any Borrower (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

VII.	NEGATIVE COVENANTS.

Without Agent’s prior written consent, no Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it except a Subsidiary may merge into any Borrower so long as such Borrower is the surviving entity in any such merger;

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except Inventory sold in the Ordinary Course of Business and except that a Subsidiary may sell or transfer or dispose of any or all of its assets to a Borrower.

7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3. Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except the endorsement of checks in the Ordinary Course of Business.

7.4. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

7.5. Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate except with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business.

7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Borrowers in excess of $2,750,000.

7.7. Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any Borrower.

7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of: (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; (iii) Indebtedness due under the Subordinated Loan Documentation; and (iv) Indebtedness to Sunrise Capital under the Sunrise Credit Line.

7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the Ordinary Course of Business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate and except with respect to the Sunrise Credit Line.

7.11. Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $250,000 in any one fiscal year in the aggregate for all Borrowers in excess of the lease payments in connection with the leases set forth in Schedule 7.11 hereto.

7.12. Subsidiaries.

(a) Form any Subsidiary unless such Subsidiary becomes a Borrower or Guarantor hereunder as determined by Agent.

(b) Enter into any partnership, joint venture or similar arrangement.

7.13. Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14. Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business as conducted on the date of this Agreement.

7.15. Amendment of Organizational Documents. Amend, modify or waive any material term or material provision of its certificate of incorporation or by-laws or certificate of formation or operating agreement, as the case may be, unless required by law.

7.16. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.17. Prepayment of Indebtedness. Except as permitted pursuant to Section 7.22 hereof, at any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower.

7.18. Inventory Locations. Maintain Inventory at any location other than a location which is owned by a Borrower or leased by a Borrower and, if so leased, the lessor of such location shall have entered into a Lien Waiver Agreement on terms and conditions reasonably satisfactory to Agent.

7.19. Membership/Partnership Interests. Elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.20. Anti-Terrorism Laws. Borrowers shall not, until satisfaction in full of the Obligations and termination of this Agreement, nor shall any Borrower permit any Affiliate or agent to:

(a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. Borrowers shall deliver to Lenders any certification or other evidence reasonably requested from time to time by any Lender, in its sole discretion, confirming Borrowers’ compliance with this Section.

7.21. Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.

7.22. Restructuring and Modifications to Terms of or Payments of Subordinated Debt.

(a) Amend or modify in any respect any material term or material condition contained in any note or instrument evidencing any Subordinated Debt, or in any agreement pursuant to which any Subordinated Debt was issued or is governed.

(b) At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any Subordinated Debt, except in each case as expressly permitted in the applicable Subordination Agreement, or, if applicable, in accordance with the subordination terms contained in the note or instrument evidencing such Subordinated Debt or the agreement pursuant to which such Subordinated Debt was issued or is governed.

7.23. Restructuring and Modifications to Terms of Royalty Agreement or Payments of Royalty Payments.

(a) Amend or modify in any respect any material term or material condition contained in the Royalty Agreement.

(b) At any time, directly or indirectly, pay any Royalty Payment unless (i) no Default or Event of Default exists hereunder or would exist after the making of such Royalty Payment and (ii) Borrowers demonstrate to the satisfaction of Agent that after giving effect to the making of such Royalty Payment Borrowers shall have a Ninety (90) Day Average Undrawn Availability of not less than Two Million Dollars ($2,000,000).

7.24. Management Agreements. No Borrower will enter into any management agreement with any Person.

VIII.	CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Note. Agent shall have received the Note duly executed and delivered by an authorized officer of each Borrower;

(b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Corporate Proceedings of Borrowers. Agent shall have received a copy of the resolutions or consents in form and substance reasonably satisfactory to Agent, of the Board of Directors or Managers, as applicable, of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes, any related agreements, and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral, in each case certified by the Secretary or an Assistant Secretary of each Borrower as of the Closing Date; and, such certificate shall state that the resolutions or consents thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Incumbency Certificates of Borrowers. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e) Certificates. Agent shall have received a copy of the certificate of incorporation and certificate of formation, as the case may be of each Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, together with copies of the by-laws or operating agreement, as applicable, of each Borrower and all agreements of each Borrower’s shareholders certified as accurate and complete by the Secretary of each Borrower;

(f) Good Standing Certificates. Agent shall have received good standing certificates for each Borrower dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s jurisdiction of incorporation or formation, as applicable, and each jurisdiction where the conduct of each Borrower’s business activities or the ownership of its properties necessitates qualification;

(g) Legal Opinion. Agent shall have received the executed legal opinion of Cozen O’Connor in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or, to the Borrower’s knowledge, threatened against any Borrower or against the officers or directors of any Borrower in connection with the Other Documents or any of the transactions contemplated thereby and which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature shall have been issued by any Governmental Body which could, in the reasonable opinion of Agent, have a Material Adverse Effect;

(i) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(k).

(j) Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles, and Equipment of each Borrower and all books and records in connection therewith;

(k) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to Article III hereof;

(l) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders;

(m) Subordinated Loan Documents. Agent shall have received final executed copies of the Subordinated Loan Documentation, and all related agreements, documents and instruments as in effect on the Closing Date.

(n) Subordination Agreements. Agent shall have entered into a Subordination Agreement with Borrowers and Subordinated Lenders which shall set forth the basis upon which the “Subordinated Noteholder” may receive, and Borrowers may make, payments under the Subordinated Note, which basis shall be satisfactory in form and substance to Agent in its sole discretion;

(o) Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrowers’ casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrowers’ liability insurance policies, together with endorsements naming Agent as a co-insured;

(p) Payment Instructions. Agent shall have received written instructions from Borrowers directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(q) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

(r) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(s) No Adverse Material Change. (i) since December 31, 2004, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent shall have been proven to be inaccurate or misleading in any material respect;

(t) Leasehold Agreements. Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrowers at which Inventory is located;

(u) Other Documents. Agent shall have received the executed Other Documents, all in form and substance satisfactory to Agent;

(v) Contract Review. Agent shall have reviewed all material contracts of Borrowers including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(w) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(x) Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(y) Undrawn Availability. After giving effect to the initial Advances hereunder and under the Ex-Im Credit Agreement, Borrowers shall have Undrawn Availability of at least $4,000,000;

(z) Draft Financial Statements. Agent shall have received Borrowers draft financial statements for fiscal year end 2004, in form and substance satisfactory to Agent;

(aa) Orix Letter Agreement. Agent shall have received the Orix Letter Agreement;

(bb) Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act;

(cc) Ex-Im Credit Agreement. Agent shall have received the Ex-Im Credit Agreement and all other Ex-Im Documents duly executed and delivered by an authorized officer of each Borrower; and

(dd) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum amount of Advances permitted under Section 2.1 hereof.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO BORROWERS.

Each Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2. Schedules. Deliver to Agent (a) on or before the fifteenth (15th) day of each month as and for the prior month (i) accounts receivable ageings inclusive of reconciliations to the general ledger, (ii) summary accounts payable ageings inclusive of reconciliations to the general ledger, (iii) Inventory reports and (iv) a monthly backlog report in form acceptable to Agent, (b) on at least a weekly basis, an update of the Receivables portion only of the prior month’s Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of each Monday and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), (c) on at least a monthly basis, an update of the prior month’s Borrowing Base Certificate in form and substance satisfactory to Agent (which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) and (d) promptly, at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of completion of services rendered shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require, including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may reasonably deem necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by Borrowers, as necessary, and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrowers’ failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3. Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of each Borrower stating, to the best of his knowledge, that each Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

9.4. Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting any Borrower, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect on any Borrower.

9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under the Subordinated Loan Documentation; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Subordinated Loan Documentation; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (f) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of any Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6. Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements. Furnish Agent within one hundred twenty (120) days after the end of each fiscal year of Borrowers, financial statements of Borrowers on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent (the “Accountants”). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10 and 7.11 hereof. In addition, such financial statements shall be accompanied by a Compliance Certificate.

9.8. Quarterly Financial Statements. Furnish Agent within thirty (30) days after the end of each fiscal quarter, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Borrowers. In addition, such financial statements shall be accompanied by a Compliance Certificate.

9.9. Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each month, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Borrowers.

9.10. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, copies of all notices, reports, financial statements and all other information sent pursuant to the Subordinated Loan Documentation.

9.11. Additional Information.

(a) Furnish Agent within sixty (60) days following the Closing Date, Borrowers’ financial statements on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow for the fiscal year ending December 31, 2004, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and audited without qualification by PricewaterhouseCoopers, which financial statements are substantially similar to those draft financial statements for fiscal year ending December 31, 2004 prepared by PricewaterhouseCoopers and delivered to Agent as of the Closing Date.

(b) Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12. Projected Operating Budget. Furnish Agent, prior to the beginning of each Borrower’s fiscal years commencing with fiscal year 2006, a month by month projected operating budget (including an income statement, balance sheet and cash flow statement) of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13. Intentionally Omitted.

9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower.

9.15. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Borrower in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Borrower to (i) furnish financial information when due or when requested, or (ii) permit the inspection of its books or records;

10.4. Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Borrower’s Inventory or Receivables or against a material portion of any Borrower’s property;

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1 and 10.3, failure or neglect of any Borrower to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other agreement or arrangement, now or hereafter entered into between any Borrower and Agent or any Lender except for a failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is cured within 20 days from the occurrence of such failure or neglect;

10.6. Judgments. Any judgment or judgments are rendered or judgment liens filed against any Borrower for an aggregate amount in excess of $250,000 which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;

10.7. Bankruptcy. Any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8. Inability to Pay. Any Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9. Subsidiary Bankruptcy. Any Subsidiary of any Borrower, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10. Material Adverse Effect. Any change in any Borrower’s condition or affairs (financial or otherwise) which in Agent’s reasonable opinion has a Material Adverse Effect;

10.11. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

10.12. Subordinated Loan Default. An event of default has occurred under the Subordinated Loan Documentation which default shall not have been cured or waived within any applicable grace period;

10.13. Cross Default. A default of the obligations of any Borrower under any other agreement to which it is a party shall occur which adversely affects its condition, affairs or prospects (financial or otherwise), which default is not cured within any applicable grace period;

10.14. Breach of Guaranty. Termination or breach of any Guaranty or Guaranty Security Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement or similar agreement;

10.15. Change of Control. Any Change of Control shall occur;

10.16. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower, or any Borrower shall so claim in writing to Agent;

10.17. Licenses. (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower, the revocation, termination, suspension or modification of which would reasonably be expected to have a Material Adverse Effect, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of any Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.18. Seizures. A material portion of the Collateral shall be seized or taken by a Governmental Body or any Borrower or the title and rights of any Borrower which is the owner of any material portion of the Collateral shall have become the subject matter of litigation which would, in the reasonable opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.19. Operations. The operations of any Borrower’s manufacturing facility are interrupted at any time for more than five (5) consecutive days, unless (i) such Borrower shall (A) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption; and (B) receive such proceeds in the amount described in clause (A) preceding not later than thirty (30) days following the initial date of any such interruption or (ii) such interruption does not have a Material Adverse Effect; provided, however, that notwithstanding the provisions of clauses (i) (A) and (B) of this section, an Event of Default shall be deemed to have occurred if such Borrower shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.20. Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect on any Borrower;

10.21. Ex-Im Document Defaults. The occurrence of a default or event of default under any of the Ex-Im Documents; or

10.22. Audited Financial Statements. The financial statements delivered by Borrowers to Agent in accordance with Section 9.11(a) of this Agreement contain financial results that differ from the results set forth in the 2004 fiscal year end draft financial statements prepared by Price Waterhouse Coopers and delivered to Agent on the Closing Date.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over any Borrower. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Other Documents, the Uniform

Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, Borrowers acknowledge and agree that it is not commercially unreasonable for Agent (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Borrowers, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Borrowers acknowledge that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to Borrowers or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3. Setoff. In addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right immediately and without notice of any kind to apply any Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Document;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to such Lender;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of the outstanding Letters of Credit);

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above;

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice, Etc. Each Borrower hereby waives: (a) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting such Borrower’s liability under this Agreement and the Other Documents; (b) discharge due to any disability of such Borrower; (c) any defenses of such Borrower to obligations under this Agreement and the Other Documents not arising under the express terms of this Agreement or the Other Documents or from a material breach thereof by Agent or Lenders which under Applicable Law has the effect of discharging such Borrower from the Obligations as to which this Agreement is sought to be enforced; (d) the benefit of any act or omission by Agent or Lenders which directly or indirectly results in or aids the discharge of such Borrower from any of the Obligations by operation of law or otherwise; (e) except as expressly provided herein, all notices whatsoever, including notice of acceptance of the incurring of the Obligations; (f) any right it may have to require Agent or Lenders to disclose to it any information that Agent or Lenders may now or hereafter acquire concerning the financial condition or any circumstances that bears on the risk of nonpayment by any other Person liable on the Obligations, including the release of such other

Person from its Obligations hereunder; and (g) any requirement that Agent or Lenders exhaust any right, power or remedy or proceed against any other Person or any other security for, or any guarantor of, or any other party liable for, any of the Obligations, or any portion thereof. Each Borrower specifically agrees that it shall not be necessary or required, and no Borrower shall be entitled to require, that Agent or Lenders (i) file suit or proceed to assert or obtain a claim for personal judgment against any other Person for all or any part of the Obligations; (ii) make any effort at collection or enforcement of all or any part of the Obligations from other Person; (iii) foreclose against or seek to realize upon the Collateral or any other security now or hereafter existing for all or any part of the Obligations; (iv) file suit or proceed to obtain or assert a claim for personal judgment against Person or any guarantor or other party liable for all or any part of the Obligations; (v) exercise or assert any other right or remedy to which Agent or Lenders is or may be entitled in connection with the Obligations, or any security or guaranty relating thereto to assert; or (vi) file any claim against assets of Borrower before or as a condition of enforcing the liability of any other Person under this Agreement or the Other Documents. WITHOUT LIMITING THE FOREGOING IN ANY WAY, EACH BORROWER HEREBY IRREVOCABLY WAIVES AND RELEASES:

(a) Any and all rights it may have at any time (whether arising directly or indirectly, by operation of law, contract or otherwise) to require the marshaling of any assets of any Borrower, which right of marshalling might otherwise arise from any such payments made or obligations performed; and

(b) Any and all rights that would result in any Borrower being deemed a “creditor” under the United States Code of any other Person, on account of payments made or obligations performed by any Borrower.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until August 4, 2008 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) 2% of the Maximum Loan Amount if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (y) 1% of the Maximum Loan Amount if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date, and (z) .50% of the Maximum Loan Amount if the Early Termination Date occurs on or after the second anniversary of the Closing Date to and including the date immediately preceding the third anniversary of the Closing Date.

13.2. Termination. The termination of the Agreement shall not affect any Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been paid or performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XIV.	REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 3.3(a) and 3.4 and the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, and 9.9 from any Borrower pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders.

14.10. Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11. No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrowers, their Affiliates or their agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

XV.	BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.	MISCELLANEOUS.

16.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applied to contracts to be performed wholly within the Commonwealth of Pennsylvania. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s and/or any Lender’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the Commonwealth of Pennsylvania. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Philadelphia, Commonwealth of Pennsylvania.

16.2. Entire Understanding. (a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i) increase the Commitment Percentage or maximum dollar commitment of any Lender.

(ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement.

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b).

(iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $500,000

(v) change the rights and duties of Agent.

(vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount.

(vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such Lender shall not respond or reply to Agent in writing within five (5) days of delivery of such request, such Lender shall be deemed to have consented to matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the

Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to thirty (30) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a). For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to the Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the Formula Amount.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant . Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Any Lender may with the consent of Agent which shall not be unreasonably withheld or delayed sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”, and together with each Participant, each a “Transferee” and collectively the “Transferees”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Advances owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

(e) Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity. Each Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross-negligence of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5 by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding generally applicable taxes on gross revenues or gross receipts, or taxes imposed upon or measured by net income, but including any intangibles taxes, stamp tax, recording tax or franchise tax not imposed upon or measured by net income) shall be payable by Agent, any Lender, or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 16.5 harmless from and against all liability in connection therewith.

16.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing or facsimile transmission in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:	PNC Bank, National Association
1600 Market Street
Philadelphia, Pennsylvania 19103
Attention: James Sierakowski
Telephone: (410) 832-7554
Telecopier: (410) 825-6257

	and a copy to:	Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
Attention: Lawrence F. Flick, II, Esq.
Telephone: (215) 569-5556
Telecopier: (215) 832-5556

(B)	If to a Lender other than Agent, as specified on the signature pages hereof.

(C)	If to Borrowing Agent or any Borrower, at:	Akrion, Inc.
6330 Hedgewood Drive
Allentown, Pennsylvania 18106
Attention: President
Telephone: (610) 530-3358
Telecopier: (610) 391-1537

	with a copy to:	Cozen O’Connor
1900 Market Street
Philadelphia, Pennsylvania 19103
Attention: Richard J. Busis, Esq.
Telephone: (215) 665-2756
Telecopier: (215) 701-2456

16.7. Survival. The obligations of Borrowers under Sections 2.2(f), 3.8, 3.9, 3.10, 3.11, 4.19(h), and 16.5 and the obligations of Lenders under Section 14.7 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. All costs and expenses including, without limitation, reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders and Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement, the Subordination Agreements or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder and under all related agreements, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrowers’ Account and shall be part of the Obligations.

16.10. Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information. (a) Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law or court order, Agent, each Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b) Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provision of Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Loan Agreement.

(c) Notwithstanding anything herein to the contrary, the information subject to this Section 16.15 shall not include, and Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Advances and transactions contemplated hereby.

16.16. Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17. Certifications From Banks and Participants; USA Patriot Act. Each Lender or assignee or participant of any such Person that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Person is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

Each of the parties has signed this Agreement as of the day and year first above written.

AKRION, INC.

By:	/s/ James Molinaro
Name:	James Molinaro
Title:	Chief Executive Officer

Address:	6330 Hedgewood Drive
Allentown, Pennsylvania 18106

GOLDFINGER TECHNOLOGIES, LLC

By:	/s/ James Molinaro
Name:	James Molinaro
Title:	Chief Executive Officer

Address:	6330 Hedgewood Drive
Allentown, Pennsylvania 18106

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ Daniel R. Stella
Name:	Daniel R. Stella
Title:	Senior Vice President

Address:	1600 Market Street
Philadelphia, Pennsylvania 19103

Commitment Percentage: 100%

(Signature Page Loan Agreement)

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COMMONWEALTH OF PENNSYLVANIA	)
	)	ss.
COUNTY OF PHILADELPHIA	)

On this 5th day of August, 2005, before me personally came JAMES MOLINARO to me known, who, being by me duly sworn, did depose and say that he is the Chief Executive Officer of AKRION, INC., the corporation described in and which executed the foregoing instrument and that he signed his name thereto by on behalf of said corporation.

/s/ Dorothy L. Wydra
Notary Public

COMMONWEALTH OF PENNSYLVANIA	)
	)	ss.
COUNTY OF PHILADELPHIA	)

On this 5th day of August, 2005, before me personally came JAMES MOLINARO, to me known, who, being by me duly sworn, did depose and say that he is the Chief Executive Officer of GOLDFINGER TECHNOLOGIES, LLC, the limited liability company described in and which executed the foregoing instrument and that he signed his name thereto by on behalf of said limited liability company.

/s/ Dorothy L. Wydra
Notary Public

List of Exhibits and Schedules

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(k)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(c)	Location of Executive Offices
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 4.19	Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.26	Equity Interests
Schedule 7.11	Existing Leases

FIRST AMENDMENT TO REVOLVING CREDIT

AND SECURITY AGREEMENT

This First Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made this 26th day of April, 2006 by and among AKRION, INC., a corporation organized under the laws of the State of Delaware (“Akrion”) and GOLDFINGER TECHNOLOGIES, LLC, a limited liability company organized under the laws of the State of Delaware (“Goldfinger”) (Akrion and Goldfinger, each a “Borrower” and collectively “Borrowers”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On August 5, 2005, Borrowers, Lenders and Agent entered into, inter alia, a certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. On August 5, 2005, Borrowers, Lenders and Agent entered into, inter alia, a certain Export-Import Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Ex-Im Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Ex-Im Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Ex-Im Financing Agreements.”

C. The Borrowers have requested and the Agent has agreed to modify certain definitions, terms and conditions in the Loan Agreement and waive certain Defaults or Events of Defaults that have occurred thereunder.

D. The parties have agreed, subject to the terms and conditions of this Amendment, to modify and amend the Existing Financing Agreements.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Article I of the Loan Agreement shall be amended by deleting the definition of “Fee Letter” in its entirety, and deleting the definitions of “Fixed Charge Coverage Ratio”, “Other Documents”, “Subordinated Loan Documentation” and “Sunrise Capital” and replacing each in their entirety as follows:

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus unfunded Capital Expenditures made during such period, minus cash dividends (including without limitation cash distributions) paid during such period, minus cash corporate income taxes paid during such period, minus without duplication Royalty Payments made during such period to (b) all Debt Payments during such period (excluding a one time waiver fee of $100,000 paid by Borrowers to Agent in connection with the First Amendment).

“Other Documents” shall mean the Note, the Perfection Certificate, any Guaranty, any Guarantor Security Agreement, the Pledge Agreement, the Warrants Purchase Agreements, the Warrants, the Subordination Agreements, any Lender-Provided Interest Rate Hedge and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Subordinated Loan Documentation” shall mean that certain (i) Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated March 10, 2004 in the original principal amount of $2,917,324.70, (ii) Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated September 21, 2004 in the original principal amount of $7,595,047.44, (iii) Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated January 7, 2005 in the original principal amount of $12,500,000, (iv) Loan and Security Agreement among Borrowers and Orix dated April 28, 2004, (v) Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated April 10, 2006 in the original principal amount of $1,500,000, (vi) Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated April 10, 2006 in the original principal amount of $750,000, and (vii) Secured Subordinated Promissory Note to be given by Akrion to a third party to be executed on or about June 18, 2006 in the original principal amount of at least $2,500,000 and all other documents executed in connection with the foregoing as each may have been or may hereafter be amended, restated or supplemented from time to time.

“Sunrise Capital” or “Sunrise” shall mean Sunrise Capital Partners, LP, a Delaware limited partnership.

2. Article I of the Loan Agreement shall be amended by adding definitions of “Warrants” and “Warrants Purchase Agreements” as follows:

“Warrants” shall mean collectively the 30,000 warrants issued to Agent pursuant to the Warrant Purchase Agreement dated August 5, 2005 and the 30,000 warrants issued to Agent pursuant to the Warrant Purchase Agreement dated April 26, 2006.

“Warrants Purchase Agreements” shall mean collectively that certain Warrant Purchase Agreement issued by Akrion in favor of Agent dated August 5, 2005 and that certain Warrant Purchase Agreement issued by Akrion in favor of Agent dated April 26, 2006.

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3. Section 3.4(c) of the Loan Agreement shall be deleted.

4. Section 6.5 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

6.5 Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending June 30, 2006, cause to be maintained a Fixed Charge Coverage Ratio as follows: for the testing period ending June 30, 2006 of not less than .50 to 1.00 and for each quarter end thereafter of not less than 1.20 to 1.00, in each case calculated as set forth below. For the purposes hereof, the Fixed Charge Coverage Ratio for the period ending June 30, 2006 shall be calculated based on the three (3) month period then ended; for the period ending September 30, 2006 shall be calculated for the immediately preceding two (2) quarter period; for the period ending December 31, 2006 shall be calculated for the immediately preceding three (3) quarter period; and for the period ending March 31, 2007 and for each quarter end thereafter shall be calculated on a rolling four (4) quarter basis.

5. Acknowledgment and Waiver of Events of Default. Each Borrower hereby acknowledges and confirms that the Events of Default described on Schedule A attached hereto (collectively, the “Existing Defaults”) have occurred and are continuing under the Loan Agreement. Upon the effectiveness of this Amendment, Agent shall be deemed to have waived the Existing Defaults, provided that Agent’s waiver shall not be deemed to be a waiver of any subsequent violations of any of the covenants referenced on Schedule A or a waiver of any other Events of Defaults which may have occurred but which are not specifically referred to on Schedule A.

6. Release of Limited Guaranty. Upon satisfaction of the Conditions Subsequent set forth in Section 10 of this Amendment, Agent shall release Sunrise Capital from the terms and conditions of that certain Limited Guaranty executed by Sunrise Capital in favor of Agent dated August 5, 2005.

7. Consents.

(a) Notwithstanding Section 7.10 of the Loan Agreement, Agent hereby consents to Borrowers’ sale of certain Inventory to an Affiliate of Sunrise Capital consisting of two single-wafer cleaning equipment, referred to a G Project Mach2HP (#D009059844) and TWMPS Mach2HP (#126101R009), located at the Samsung plant in Hwasung-City, Korea (the “Samsung Equipment”); and

(b) Notwithstanding Section 9.7 of the Loan Agreement, Agent hereby consents to Borrowers’ delivery of the annual financial statements on or before May 31, 2006.

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8. Representations and Warranties. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and Ex-Im Loan Agreement and all of the other Existing Financing Agreements and Ex-Im Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date or to the extent that disclosure schedules for such representations and warranties have been updated for matters occurring in the ordinary course of business and such updated schedules are acceptable to Agent;

(b) reaffirms all of the covenants contained in the Loan Agreement and Ex-Im Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under either the Loan Agreement and the Ex-Im Loan Agreement, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default (other than the Existing Defaults) has occurred and is continuing under any of the Existing Financing Agreements or the Existing Ex-Im Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate, member or partnership action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its Articles of Incorporation and By-laws, Certificate of Formation and Operating Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

9. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon satisfaction of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):Agent shall have received this Amendment fully executed by Borrowers;

(a) Execution and delivery of the Warrant Purchase Agreements dated April 26, 2006 and the Warrant in connection therewith;

(b) Agent shall have received evidence that Borrowers have received proceeds from the sale of the Samsung Equipment of not less than $2,267,000;

(c) Agent shall have received a fully executed copy of that certain Amended and Restated Subordination Agreement dated the date hereof and executed by Sunrise Capital and acknowledged by Borrowers;

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(d) Agent shall have received a nonrefundable amendment fee in the amount of $100,000, which shall be fully earned as of the date of this Amendment; and

(e) Payment of the fees and expenses set forth in Section 12 below.

10. Conditions Subsequent. For purposes hereof, each of the following shall constitute a “Condition Subsequent”:

(a) On or before June 18, 2006, Borrowers shall repurchase the Samsung Equipment for $2,267,000 plus the relevant interest thereon free and clear of any and all encumbrances, liens or charges of any kind and in connection therewith the seller thereof shall provide Borrowers with a Bill of Sale, in form and substance satisfactory to Agent; and

(b) On or before June 18, 2006, Borrowers shall have received proceeds of a subordinated loan from a third party of at least $2,500,000, which shall be in the form of Subordinated Debt, together with the execution by such third party of a Subordination Agreement in favor of Agent substantially in the form attached hereto as Exhibit “A”.

11. Further Assurances and Affirmative Covenant. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

12. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

13. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

14. Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on April 6, 2006, Borrowers were indebted to Agent and Lenders on account of Revolving Advances under the Loan Agreement in the aggregate principal amount of $8,466,530.12, without any deduction, defense, setoff, claim or counterclaim, of any nature, plus all fees, costs and expenses incurred to date in connection with and due by Borrowers under the Loan Agreement and the Other Documents.

15. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

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(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

AKRION, INC.

By:	/s/ James Molinaro
James Molinaro, Chief Executive Officer

GOLDFINGER TECHNOLOGIES, LLC

By:	/s/ James Molinaro
James Molinaro, Chief Executive Officer

AGENT and LENDER:

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ James Sierakowski
James Sierakowksi, Vice President

Address:	100 West Road, Suite 327
Towson, Maryland 21204

Commitment Percentage: 100%

Acknowledged and agreed to intending to

legally bound hereby:

SUNRISE CAPITAL:

SUNRISE CAPITAL PARTNERS, LP
By:	Sunrise Advisors, LLC, its General Partner

By:	/s/ Joseph Julian

{SIGNATURE PAGE TO FIRST AMENDMENT TO REVOLVING CREDIT AND

SECURITY AGREEMENT}

SCHEDULE A

Existing Defaults

1.	Borrowers’ failure to maintain a Fixed Charge Coverage Ratio as required by Section 6.5 of the Loan Agreement for the periods ending December 31, 2005 and March 31, 2006.

2.	Borrowers’ payment of Royalty Payments prior to the date hereof in violation of the terms and conditions set forth in Section 7.23(b) of the Loan Agreement.

SECOND AMENDMENT TO REVOLVING CREDIT

AND SECURITY AGREEMENT

This Second Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made this 5th day of July, 2006, by and among AKRION, INC., a corporation organized under the laws of the State of Delaware (“Akrion”) and GOLDFINGER TECHNOLOGIES, LLC, a limited liability company organized under the laws of the State of Delaware (“Goldfinger”) (Akrion and Goldfinger, each a “Borrower” and collectively “Borrowers”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On August 5, 2005, Borrowers, Lenders and Agent entered into, inter alia, a certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. On August 5, 2005, Borrowers, Lenders and Agent entered into, inter alia, a certain Export-Import Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Ex-Im Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Ex-Im Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Ex-Im Financing Agreements.”

C. The Borrowers have requested and the Agent has agreed to modify certain definitions, terms and conditions in the Loan Agreement and waive certain Defaults or Events of Defaults that have occurred thereunder.

D. The parties have agreed, subject to the terms and conditions of this Amendment, to modify and amend the Existing Financing Agreements.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Amendments to Loan Agreement.

(a) Article I of the Loan Agreement shall be amended by deleting the definitions of “Application Lab”, “Debt Payments”, “EBITDA”, “Fixed Charge Coverage Ratio”, “Other Documents”, “Permitted Encumbrances”, “Subordinated Lenders” and “Subordinated Loan Documentation” and replacing each in their entirety as follows:

“Application Lab” shall mean that certain equipment located at 6330 Hedgewood Drive, Allentown, Pennsylvania, which is subject to a first priority security interest in favor of BHC, as more particularly described in the BHC Intercreditor Agreement.

“Debt Payments” shall mean and include all cash actually expended by Borrowers to make (a) interest payments on any Advances hereunder and under the Ex-Im Credit Agreement, plus, (b) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (c) capitalized lease payments, plus (d) payments with respect to any other Indebtedness for borrowed money (excluding the payments to Orix in connection with the refinancing of the Indebtedness owed to Orix which has been consented to by Agent).

“EBITDA” means, for any period, all earnings before all interest, tax obligations and depreciation and amortization expense of Borrowers for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of Borrowers, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period; provided, that for the purpose of calculating the Leverage Ratio and EBITDA for the fiscal quarters ending September 30, 2006, December 31, 2006 and March 31, 2007 under Sections 6.5(b) and (c), respectively, EBITDA shall also include an amount equal to the sales value of systems shipments not yet recognized as revenue multiplied by 0.42.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA plus Royalty Expense minus unfunded Capital Expenditures made during such period, minus cash dividends (including without limitation cash distributions) paid during such period, minus cash corporate income taxes paid during such period, minus without duplication Royalty Payments made during such period to (b) all Debt Payments during such period (excluding a one time waiver fee of $100,000 paid by Borrowers to Agent in connection with the First Amendment, a one time waiver of fee of $15,000 paid by Borrowers to Agent in connection with the Second Amendment, and the transaction fee(s) paid by Borrowers to BHC under Section 2.4(A) of that certain Term Loan and Security Agreement by and among Borrowers, Akrion Technologies, Inc. and BHC dated July 5, 2006).

“Other Documents” shall mean the Note, the Perfection Certificate, any Guaranty, any Guarantor Security Agreement, the Pledge Agreement, the Warrants Purchase Agreements, the Warrants, the Subordination Agreements, the BHC Intercreditor Agreement, any Lender-Provided Interest Rate Hedge and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrowers; provided, that, the Lien shall have no

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effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Borrower’s business; (f) judgment Liens that have been stayed or bonded and mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of the Borrowers and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (h) Liens in favor of BHC which are set forth in the BHC Intercreditor Agreement; and (i) Liens disclosed on Schedule 1.2.

“Subordinated Lenders” shall mean Sunrise and BHC.

“Subordinated Loan Documentation” shall mean (i) that certain Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated March 10, 2004 in the original principal amount of $2,917,324.70, (ii) that certain Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated September 21, 2004 in the original principal amount of $7,595,047.44, (iii) that certain Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated January 7, 2005 in the original principal amount of $12,500,000, (iv) that certain Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated April 10, 2006 in the original principal amount of $1,500,000, (v) that certain Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated April 10, 2006 in the original principal amount of $750,000 and (vi) the BHC Loan Documents, and all other documents executed in connection with the foregoing.

(b) Article I of the Loan Agreement shall be amended by adding definitions of “BHC”, “BHC Intercreditor Agreement”, “BHC Loan Documents” and “Net Worth” as follows:

“BHC” shall mean BHC Interim Funding II, L.P., a Delaware limited partnership.

“BHC Intercreditor Agreement” shall mean that certain Intercreditor Agreement by and among Borrowers, BHC and Agent dated July 5, 2006

“BHC Loan Documents” shall mean that certain Term Loan and Security Agreement by and among Borrowers, Akrion Technologies, Inc. and BHC dated July 5, 2006 and all documents executed and/or delivered in connection therewith.

“Net Worth” means with respect to any applicable fiscal period, the following for Borrowers on a Consolidated Basis, each calculated for such period: shareholder’s or member’s (as applicable) equity (including retained earnings) determined by Agent on a consolidated basis plus the amount of any Indebtedness payable by Borrowers or their

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Subsidiaries to Sunrise Capital that is subordinated to the Obligations on terms and conditions acceptable to Agent in its sole judgment, all as determined in accordance with GAAP, consistently applied; provided, that for the purpose of calculating Net Worth for the fiscal quarters ending September 30, 2006, December 31, 2006 and March 31, 2007 under Section 6.5(b), Net Worth shall be increased by an amount equal to the sales value of systems shipments not yet recognized as revenue multiplied by 0.42.

(c) Section 6.5 of the Loan Agreement shall be amended by adding an “(a)” immediately before the existing “Fixed Charge Coverage Ratio” title and adding new sections (b), (c) and (d) as follows:

(b) Net Worth. Borrowers, on a Consolidated Basis, shall maintain at all times during and at the end of each fiscal quarter ending on a date set forth below a Net Worth of not less than the amount set forth below opposite such date:

Fiscal Quarter ending on or about:	Minimum Net Worth:
September 30, 2006	$8,672,587
December 30, 2006	$7,874,372
March 31, 2007	$7,464,132
June 30, 2007	$7,910,688
September 30, 2007	$7,720,385

(c) Leverage Ratio. Borrowers on a Consolidated Basis, shall maintain for each period set forth below a ratio of (i) Indebtedness (excluding current accounts payable incurred in the ordinary course of business and excluding installments of premiums payable with respect to policies of insurance contracted for in the ordinary course of business) outstanding on the last day of each period set forth below to (ii) EBITDA for such period of not greater than the ratio set forth below opposite such period; provided, however, that for purposes of the calculation of the Leverage Ratio, there shall be excluded from Indebtedness the amount of any Indebtedness payable by Borrowers and their consolidated Subsidiaries to Sunrise Capital that is subordinated to the Obligations on terms and conditions acceptable to Agent in its sole judgment:

Period:	Maximum Leverage Ratio:
one (1) fiscal quarter ending on or about September 30, 2006	5.2
two (2) fiscal quarters ending on or about December 30, 2006	4.4
three (3) fiscal quarters ending on or about March 31, 2007	3.7
four (4) fiscal quarters ending on or about June 30, 2007	3.1
four (4) fiscal quarters ending on or about September 30, 2007	2.4

(d) EBITDA. Borrowers on a Consolidated Basis shall maintain for each period set forth below a minimum EBITDA of not less than the amount set forth below opposite such period:

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Period:	Minimum EBITDA:
one (1) fiscal quarter ending on or about September 30, 2006	$1,200,000
two (2) fiscal quarters ending on or about December 30, 2006	$2,900,000
three (3) fiscal quarters ending on or about March 31, 2007	$5,156,100
four (4) fiscal quarters ending on or about June 30, 2007	$8,297,700
four (4) fiscal quarters ending on or about September 30, 2007	$10,754,700

(d) Section 9.7 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

9.7 Annual Financial Statements. Furnish Agent within one hundred twenty (120) days after the end of each fiscal year of Borrowers, financial statements of Borrowers on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent (the “Accountants”). Borrowers shall use their reasonable efforts to cause the Accountants to provide a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10 and 7.11 hereof. In addition, such financial statements shall be accompanied by a Compliance Certificate.

2. Consents. Upon the effectiveness of this Amendment, notwithstanding Sections 7.2, 7.3 7.8, 7.17 and 7.22 of the Loan Agreement, Agent hereby consents to (a) Borrowers’ incurring Indebtedness in a maximum principal amount of $10,000,000 from BHC in accordance with the terms of the BHC Loan Documents, (b) the granting of Liens in favor of BHC in the priorities permitted in the BHC Intercreditor Agreement, (c) the prepayment by Borrowers of Indebtedness owed to Orix and (d) the guaranty executed by Goldfinger in connection with the BHC Loan Documents.

3. Release of Limited Guaranty. Upon the effectiveness of this Amendment, Agent shall release Sunrise Capital from the terms and conditions of that certain Limited Guaranty executed by Sunrise Capital in favor of Agent dated August 5, 2005.

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4. Samsung Equipment. Notwithstanding the requirements set forth in Section 10 of the First Amendment to Revolving Credit and Security Agreement (“First Amendment”) by and among Borrowers, Agent and Lenders dated April 26, 2006 or anything in the Loan Agreement to the contrary, Agent hereby consents to Borrowers repurchase of the Samsung Equipment (as defined in the First Amendment) at any time so long as no Default or Event of Default exists or would exist after giving effect to such repurchase.

5. Acknowledgment and Waiver of Defaults. Each Borrower hereby acknowledges and confirms that the Defaults have occurred under the Loan Agreement as more fully described on Schedule A attached hereto (collectively, the “Existing Defaults”). Upon the effectiveness of this Amendment, Agent shall be deemed to have waived the Existing Defaults, provided that Agent’s waiver shall not be deemed to be a waiver of any subsequent violations of any of the covenants referenced on Schedule A or a waiver of any other Events of Defaults which may have occurred but which are not specifically referred to on Schedule A.

6. Representations and Warranties. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and Ex-Im Loan Agreement and all of the other Existing Financing Agreements and Ex-Im Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date or to the extent that disclosure schedules for such representations and warranties have been updated for matters occurring in the ordinary course of business and such updated schedules are acceptable to Agent;

(b) reaffirms all of the covenants contained in the Loan Agreement and Ex-Im Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under either the Loan Agreement and the Ex-Im Loan Agreement, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default (other than the Existing Defaults) has occurred and is continuing under any of the Existing Financing Agreements or the Existing Ex-Im Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate, member or partnership action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its Certificate of Incorporation and By-laws, Certificate of Formation and Limited Liability Company Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

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7. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon satisfaction of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received this Amendment fully executed by Borrowers;

(b) Agent shall have received a fully executed copy of the BHC Intercreditor Agreement, acknowledged by Akrion;

(c) Agent shall have received fully executed copies of the BHC Loan Documents and evidence that the transactions thereunder have, or will upon execution and delivery of this Amendment be, closed and funded;

(d) Agent shall have received a copy of a payoff letter executed by Orix which evidences that upon the funding of the loans under the BHC documentation, all Indebtedness payable to Orix shall be satisfied in full, the Liens and security interests in favor of Orix shall be terminated and Borrowers shall be authorized to file appropriate lien termination documents;

(e) Agent shall have received payment of a nonrefundable amendment fee in the amount of $15,000, which shall be earned in full on the date hereof; and

(f) Agent shall have received payment of the fees and expenses set forth in Section 7 below.

8. Conditions Subsequent. Borrowers shall:

(a) on or before July 17, 2006, deliver, or cause to be delivered, to Agent, Borrowers’ unqualified audited financial statements for fiscal year ending December 31, 2005; and

(b) on or before July 25, 2006, deliver evidence satisfactory to Agent and its counsel, that all gaps and inconsistencies in the chain of title to the patents and trademarks held by Akrion Technologies, Inc. has been properly corrected through the filing of the appropriate documentation at the United States Patent and Trademark Office, and any Liens on intellectual property other than Liens in favor of Agent for the benefit of Lenders and Liens in favor of BHC and Sunrise Capital have been removed of record.

9. Further Assurances and Affirmative Covenant. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

10. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

11. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

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12. Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on June 23, 2006 Borrowers were indebted to Agent and Lenders on account of Revolving Advances under the Loan Agreement in the aggregate principal amount of $5,529,508.93, without any deduction, defense, setoff, claim or counterclaim, of any nature, plus all fees, costs and expenses incurred to date in connection with and due by Borrowers under the Loan Agreement and the Other Documents.

13. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

AKRION, INC.

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

GOLDFINGER TECHNOLOGIES, LLC

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

AGENT and LENDER:

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ James Sierakowski
James Sierakowski, Vice President

Address:	100 West Road, Suite 319
Towson, Maryland 21204

Commitment Percentage: 100%

(Signature Page to Second Amendment to Revolving Credit and Security Agreement)

Schedule “A”

Events of Default

1.	Failure of Borrowers to deliver their audited financial statements to Agent in the time period required by Section 9.7 of the Loan Agreement.

2.	Failure of Borrowers to comply with the terms set forth in Section 10 of that certain First Amendment to Loan and Security Agreement dated April 26, 2006 by and among Borrowers, Lenders and Agent.

THIRD AMENDMENT AND JOINDER TO REVOLVING CREDIT

AND SECURITY AGREEMENT

This Third Amendment and Joinder to Revolving Credit and Security Agreement (the “Amendment”) is made this 3rd day of October, 2006, by and among AKRION, INC., a corporation organized under the laws of the State of Delaware (“Akrion”), GOLDFINGER TECHNOLOGIES, LLC, a limited liability company organized under the laws of the State of Delaware (“Goldfinger”) (Akrion and Goldfinger, each an “Existing Borrower” and collectively “Existing Borrowers”), AKRION SCP ACQUISITION CORP., a corporation formed under the laws of the State of Delaware (“Akrion SCP” or “Joining Borrower,” and together with Existing Borrowers, “Borrowers,” and each individually a “Borrower”) and the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On August 5, 2005, Existing Borrowers, Lenders and Agent entered into, inter alia, a certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. On August 5, 2005, Existing Borrowers, Lenders and Agent entered into, inter alia, a certain Export-Import Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Ex-Im Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Ex-Im Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Ex-Im Financing Agreements.”

C. Existing Borrowers have informed Agent that Akrion intends to acquire substantially all of the assets of SCP Global Technologies, Inc. (“SCP Global”) pursuant to that certain Asset Purchase Agreement dated as of September 12, 2006 (including all schedules and exhibits thereto), by and among Akrion, Joining Borrower, SCP Global and certain subsidiaries of SCP Global identified therein (“Subsidiaries” and collectively with SCP Global, the “Sellers”), and all other documents, instruments, and agreements executed in connection therewith (collectively, the “Acquisition Documents”)

D. Existing Borrowers have requested and the Agent has agreed to (i) consent to the transactions under the Acquisition Documents; (ii) the formation of a new Subsidiary; (iii) modify certain definitions, terms and conditions in the Loan Agreement; and (iv) join Joining Borrower as a co-Borrower under the Existing Financing Documents pursuant to the terms of this Amendment.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Joinder

(a) Upon the effectiveness of this Amendment, Joining Borrower joins in as, assumes the obligations and liabilities of, adopts the obligations, liabilities and role of, and becomes, a Borrower under the Existing Financing Documents. All references to Borrower or Borrowers contained in the Existing Financing Documents are hereby deemed for all purposes to also refer to and include Joining Borrower as a Borrower and Joining Borrower hereby agrees to comply with all of the terms and conditions of the Existing Financing Documents as if Joining Borrower were an original signatory thereto.

(b) Without limiting the generality of the provisions of subparagraph (a) above, Joining Borrower hereby becomes liable, on a joint and several basis, along with all other Borrowers, for all Advances made by Lender under the Existing Financing Documents and all Obligations under the Existing Financing Documents.

2. Amendments to Loan Agreement.

(a) Article I of the Loan Agreement shall be amended by deleting the definitions of “Other Documents”, “Permitted Encumbrances”, “Pledge Agreement”, “Royalty Agreement”, “Royalty Payments”, “Subordinated Lenders” and “Subordinated Loan Documentation” and replacing each in their entirety as follows:

“Other Documents” shall mean the Note, the Perfection Certificate, any Guaranty, any Guarantor Security Agreement, the Pledge Agreement, the Warrants Purchase Agreements, the Warrants, the Subordination Agreements, the BHC Intercreditor Agreement, the SCP Intercreditor Agreement, any Lender-Provided Interest Rate Hedge and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrowers; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary

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course of any Borrower’s business; (f) judgment Liens that have been stayed or bonded and mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of the Borrowers and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (h) Liens in favor of BHC which are set forth in the BHC Intercreditor Agreement; (i) Liens in favor of SCP which are set forth in the SCP Intercreditor Agreement; and (j) Liens disclosed on Schedule 1.2.

“Pledge Agreement” shall mean collectively those certain Collateral Pledge Agreements given by Akrion and Akrion SCP, to Agent, each as may be amended, supplemented, restated or replaced from time to time.

“Royalty Agreement” shall mean, collectively and individually, that certain (i) Royalty Agreement by and among Akrion, Goldfinger and Westar dated as of March 10, 2004 and (ii) agreement of Akrion to make royalty payments under Section 2.2 of the SCP Asset Purchase Agreement.

“Royalty Payments” shall mean any payments required to be made by any Borrower under any Royalty Agreement.

“Subordinated Lenders” shall mean Sunrise, BHC and SCP.

“Subordinated Loan Documentation” shall mean (i) that certain Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated March 10, 2004 in the original principal amount of $2,917,324.70, (ii) that certain Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated September 21, 2004 in the original principal amount of $7,595,047.44, (iii) that certain Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated January 7, 2005 in the original principal amount of $12,500,000, (iv) that certain Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated April 10, 2006 in the original principal amount of $1,500,000, (v) that certain Secured Subordinated Promissory Note given by Akrion to Sunrise Capital dated April 10, 2006 in the original principal amount of $750,000, (vi) the BHC Loan Documents, and (vii) the SCP Loan Documents.

(b) Article I of the Loan Agreement shall be amended by adding definitions of and all documents executed in connection with any of the foregoing, “SCP”, “SCP Acquisition Documents”, “SCP Asset Purchase Agreement”, “SCP Intercreditor Agreement” and “SCP Loan Documents” as follows:

“SCP” shall mean SCP Global Technologies, Inc., a Delaware corporation.

“SCP Acquisition Documents” shall mean collective the SCP Asset Purchase Agreement and all other documents executed and/or delivered in connection therewith.

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“SCP Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement by and among Akrion, Joining Borrower, SCP and the certain subsidiaries of SCP identified therein dated September 12, 2006.

“SCP Intercreditor Agreement” shall mean that certain Subordination Agreement by and among Borrowers, SCP and Agent dated October 3, 2006

“SCP Loan Documents” shall mean that certain Secured Subordinated Convertible Promissory Note given by Akrion to SCP dated October 3, 2006 and all documents executed and/or delivered in connection therewith.

(c) Section 6.5(c) of the Loan Agreement shall be deleted in its entirety and replaced as follows:

(c) Leverage Ratio. Borrowers on a Consolidated Basis, shall maintain for each period set forth below a ratio of (i) Indebtedness (excluding current accounts payable incurred in the ordinary course of business and excluding installments of premiums payable with respect to policies of insurance contracted for in the ordinary course of business) outstanding on the last day of each period set forth below to (ii) EBITDA for such period of not greater than the ratio set forth below opposite such period; provided, however, that for purposes of the calculation of the Leverage Ratio, there shall be excluded from Indebtedness the amount of Indebtedness payable by Borrowers and their consolidated Subsidiaries to Sunrise Capital or SCP which are subordinated to the Obligations on terms and conditions acceptable to Agent in its sole judgment:

Period:	Maximum Leverage Ratio:
one (1) fiscal quarter ending on or about September 30, 2006	5.2
two (2) fiscal quarters ending on or about December 30, 2006	4.4
three (3) fiscal quarters ending on or about March 31, 2007	3.7
four (4) fiscal quarters ending on or about June 30, 2007	3.1
four (4) fiscal quarters ending on or about September 30, 2007	2.4

(d) Section 7.23 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

7.23 Restructuring and Modifications to Terms of Royalty Agreement or Payments of Royalty Payments.

(a) Amend or modify in any respect any material term or material condition contained in any Royalty Agreement.

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(b) At any time, directly or indirectly, pay any Royalty Payment unless (i) no Default or Event of Default exists hereunder or would exist after the making of such Royalty Payment and (ii) Borrowers demonstrate to the satisfaction of Agent that after giving effect to the making of such Royalty Payment Borrowers shall have a Ninety (90) Day Average Undrawn Availability of not less than Two Million Dollars ($2,000,000).

3. Consents. Upon the effectiveness of this Amendment, notwithstanding Sections 7.1, 7.2, 7.3, 7.4, 7.8 and 7.12 of the Loan Agreement, Agent hereby consents to (a) Borrowers’ incurring Indebtedness in a maximum principal amount of $3,000,000 from SCP in accordance with the terms of the SCP Loan Documents, (b) the granting of Liens in favor of SCP in the priorities permitted in the SCP Intercreditor Agreement, (c) the creation of Akrion SCP a wholly-owned subsidiary of Akrion and (d) the consummation of the transaction contemplated under the SCP Acquisition Documents.

4. Acquisition.

(a) Borrowers represent and warrant that (i) the Borrowers have provided Agent and Lenders with a true and correct copy of the SCP Acquisition Documents which have not been amended or supplemented and (ii) the transactions contemplated by the SCP Acquisition Documents have been (or will contemporaneously with the execution of this Amendment be) consummated in accordance with the SCP Acquisition Documents and in accordance with applicable law and all necessary consents and approvals in connection with such transactions have been obtained.

(b) Borrowers represent and warrant that Joining Borrower has obtained all licenses, other consents necessary for the ownership of its Property and conduct of its business.

5. Collateral. As security for the payment of the Obligations, and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Other Documents, each Existing Borrower reconfirms the prior grant of the security interest in and first priority, perfected lien in favor of Agent for its benefit and the ratable benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located, and Joining Borrower hereby assigns and grants in favor of Agent for its benefit and the ratable benefit of each Lender, a continuing first priority, perfected lien and security interest on and upon and to the Collateral of such Joining Borrower, whether now owned or hereafter acquired or arising and wherever located.

6. Acknowledgment of Surety. By execution of this Amendment, Guarantor hereby covenants and agrees that the Guaranty and Suretyship Agreement dated June 15, 2006 shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

7. Representations and Warranties. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and Ex-Im Loan Agreement and all of the other Existing Financing Agreements and Ex-Im Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that

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relate to a specific date or to the extent that disclosure schedules for such representations and warranties have been updated for matters occurring in the ordinary course of business and such updated schedules are acceptable to Agent;

(b) reaffirms all of the covenants contained in the Loan Agreement and Ex-Im Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under either the Loan Agreement and the Ex-Im Loan Agreement, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements or the Existing Ex-Im Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate, member or partnership action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its Certificate of Incorporation and By-laws or Certificate of Formation and Limited Liability Company Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

8. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon satisfaction of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received this Amendment fully executed by Borrowers;

(b) Agent shall have received a fully executed copy of an Allonge to the Revolving Credit Note;

(c) Agent shall have received a fully executed copy of the Collateral Assignment of Asset Purchase Documents;

(d) Agent shall have received a fully executed copy of the Second Amendment to Pledge Agreement executed by Akrion;

(e) Agent shall have received a fully executed copy of a Collateral Pledge Agreement executed by Joining Borrower;

(f) Agent shall have received a fully executed copy of the SCP Intercreditor Agreement acknowledged by Akrion;

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(g) Agent shall have received fully executed copies of the SCP Loan Documents and the SCP Acquisition Documents and evidence that the transactions thereunder have, or will upon execution and delivery of this Amendment be, closed;

(h) Agent shall have received evidence that the Borrowing Base with respect to Joining Borrower permits not less than $4,000,000 to be borrowed under the Loan Agreement;

(i) Agent shall have received Joining Borrower’s state certified Certificate of Incorporation and by-laws, certified by the secretary of Joining Borrower;

(j) Agent shall have received an incumbency certificate for Joining Borrower identifying all authorized officers with specimen signatures;

(k) Agent shall have received Uniform Commercial Code financing statement, judgment and state and federal tax lien searches against Joining Borrower showing no Liens on any of the Collateral other than Permitted Liens;

(l) Agent shall have received copies of insurance policies or certificates of insurance for Joining Borrower on an Acord 27 form evidencing liability and casualty insurance meeting the requirements set forth in the Existing Financing Documents, including, without limitation, naming Agent as lender loss payee (as to property and casualty coverage) and as additional insured (as to liability coverage); and

(m) Agent shall have received payment of the fees and expenses set forth in Section 10 below.

9. Further Assurances and Affirmative Covenant. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

10. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

11. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

12. Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on October 3, 2006 Borrowers were indebted to Agent and Lenders on account of Revolving Advances under the Loan Agreement in the aggregate principal amount of $7,585,004.84, without any deduction, defense, setoff, claim or counterclaim, of any nature, plus all fees, costs and expenses incurred to date in connection with and due by Borrowers under the Loan Agreement and the Other Documents.

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13. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

AKRION, INC.

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

GOLDFINGER TECHNOLOGIES, LLC

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

JOINING BORROWER:

AKRION SCP ACQUISITION CORP.

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

AGENT and LENDER:

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ James Sierakowski
James Sierakowski, Vice President

Address:	100 West Road, Suite 319
Towson, Maryland 21204

Commitment Percentage: 100%

(SIGNATURES CONTINUED ON NEXT PAGE)

(Signature Page S-1 to Third Amendment to Revolving Credit and Security Agreement)

Agreed to and acknowledged

intending to be legally bound hereby:

GUARANTOR:

AKRION TECHNOLOGIES, INC.

By:	/s/ Kelly Stewart
Name:	Kelly Stewart
Title:	Vice President

(Signature Page S-2 to Third Amendment to Revolving Credit and Security Agreement)

FOURTH AMENDMENT TO REVOLVING CREDIT

AND SECURITY AGREEMENT

This Fourth Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made this 11 day of December, 2006, by and among AKRION, INC., a corporation organized under the laws of the State of Delaware (“Akrion”), GOLDFINGER TECHNOLOGIES, LLC, a limited liability company organized under the laws of the State of Delaware (“Goldfinger”), and AKRION SCP ACQUISITION CORP., a corporation formed under the laws of the State of Delaware (“Akrion SCP” and together with Akrion and Goldfinger, “Borrowers,” and each individually a “Borrower”) and the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On August 5, 2005, Akrion, Goldfinger, Lenders and Agent entered into, inter alia, a certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, including that certain Third Amendment and Joinder Agreement dated October 3, 2006 joining SCP as a Borrower thereto, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. On August 5, 2005, Akrion, Goldfinger, Lenders and Agent entered into, inter alia, a certain Export-Import Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, including that certain Third Amendment and Joinder Agreement dated October 3, 2006 joining SCP as a Borrower thereto, the “Ex-Im Loan Agreement”) to reflect certain financing arrangements between the parties thereto and Akrion SCP was subsequently joined thereto as a Borrower. The Ex-Im Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Ex-Im Financing Agreements.”

C. Borrowers have requested and the Agent has agreed to modify certain definitions, terms and conditions in the Loan Agreement pursuant to the terms of this Amendment.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Amendments to Loan Agreement.

(a) Upon the Effective Date, Sections 2.1(c) and 2.1(d) of the Loan Agreement shall be deleted in their entirety and replaced as follows:

(c) Sublimit for Revolving Advances Against Eligible Inventory. The aggregate amount of Revolving Advances made to Borrower against Eligible Domestic Finished Goods Inventory and Eligible Raw Material Inventory shall not exceed in the aggregate, at any one time outstanding, the sum of (i) $7,500,000 at all times from the Closing Date through December 10, 2006, (ii) $9,500,000 commencing on December 11, 2006 and continuing through and including January 10, 2007 and (iii) $7,500,000 at all times thereafter less in each case the aggregate advances outstanding against Eligible Export-Related Inventory Value under the Ex-Im Credit Agreement.

(d) Sublimit for Revolving Advances Against Eligible Raw Material Inventory. The aggregate amount of Revolving Advances made to Borrower against Eligible Raw Material Inventory shall not exceed in the aggregate, at any one time outstanding, the sum of (i) $5,000,000 at all times from the Closing Date through December 10, 2006, (ii) $6,000,000 from December 11, 2006 through and including January 10, 2007 and (iii) $5,000,000 at all times thereafter less in each case the aggregate advances outstanding against Eligible Export-Related Raw Material Inventory under the Ex-Im Credit Agreement.

2. Collateral. As security for the payment of the Obligations, and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Other Documents, each Borrower reconfirms the prior grant of the security interest in and first priority, perfected lien in favor of Agent for its benefit and the ratable benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located.

3. Acknowledgment of Surety. By execution of this Amendment, Guarantor hereby covenants and agrees that the Guaranty and Suretyship Agreement dated June 15, 2006 shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

4. Representations and Warranties. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and Ex-Im Loan Agreement and all of the other Existing Financing Agreements and Ex-Im Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date or to the extent that disclosure schedules for such representations and warranties have been updated for matters occurring in the ordinary course of business and such updated schedules are acceptable to Agent;

(b) reaffirms all of the covenants contained in the Loan Agreement and Ex-Im Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under either the Loan Agreement and the Ex-Im Loan Agreement, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

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(c) represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements or the Existing Ex-Im Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate, member or partnership action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its Certificate of Incorporation and By-laws or Certificate of Formation and Limited Liability Company Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

5. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective (the “Effective Date”) upon satisfaction of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received this Amendment fully executed by Borrowers;

(b) Agent shall have received payment of a non-refundable amendment fee in the amount of $10,000; and

(c) Agent shall have received payment of the fees and expenses set forth in Section 7 below.

6. Further Assurances and Affirmative Covenant. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

7. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

8. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

9. Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on December 8, 2006 Borrowers were indebted to Agent and Lenders on account of Revolving Advances under the Loan Agreement in the aggregate principal amount of

3

$6,018,726.90, without any deduction, defense, setoff, claim or counterclaim, of any nature, plus all fees, costs and expenses incurred to date in connection with and due by Borrowers under the Loan Agreement and the Other Documents.

10. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

4

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

AKRION, INC.

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

GOLDFINGER TECHNOLOGIES, LLC

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

AKRION SCP ACQUISITION CORP.

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

AGENT and LENDER:

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ James Sierakowski
James Sierakowski, Vice President

Address:	100 West Road, Suite 319
Towson, Maryland 21204

Commitment Percentage: 100%

(SIGNATURES CONTINUED ON NEXT PAGE)

(Signature Page S-1 to Fourth Amendment to Revolving Credit and Security Agreement)

Agreed to and acknowledged

intending to be legally bound hereby:

GUARANTOR:

AKRION TECHNOLOGIES, INC.

By:	/s/ Kelly Stewart
Name:	Kelly Stewart
Title:	Vice President

(Signature Page S-2 to Fourth Amendment to Revolving Credit and Security Agreement)

FIFTH AMENDMENT TO REVOLVING CREDIT

AND SECURITY AGREEMENT

This Fifth Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made this 30 day of April, 2007, by and among AKRION, INC., a corporation organized under the laws of the State of Delaware (“Akrion”), GOLDFINGER TECHNOLOGIES, LLC, a limited liability company organized under the laws of the State of Delaware (“Goldfinger”), and SCP SERVICES, INC. (f/k/a Akrion SCP Acquisition Corp.), a corporation formed under the laws of the State of Delaware (“Akrion SCP” and together with Akrion and Goldfinger, “Borrowers,” and each individually a “Borrower”) and the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On August 5, 2005, Akrion, Goldfinger, Lenders and Agent entered into, inter alia, a certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. Akrion SCP was subsequently joined thereto as a Borrower. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. On August 5, 2005, Akrion, Goldfinger, Lenders and Agent entered into, inter alia, a certain Export-Import Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Ex-Im Loan Agreement”) to reflect certain financing arrangements between the parties thereto. Akrion SCP was subsequently joined thereto as a Borrower. The Ex-Im Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Ex-Im Financing Agreements.”

C. Borrowers have requested and the Agent has agreed to modify certain definitions, terms and conditions in the Loan Agreement pursuant to the terms of this Amendment.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Amendments to Loan Agreement.

(a) Upon the Effective Date, Section 1.2 of the Loan Agreement shall be amended by deleting the definitions of “EBITDA” and “Fixed Charge Coverage Ratio” in their entirety and replacing them as follows:

“EBITDA” means, for any period, all earnings before all interest, tax obligations and depreciation and amortization expense and any non-cash charges against net income, required to be recognized in accordance with SFAS 123R, (“Accounting for Stock Based Compensation”) of Borrowers for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of Borrowers, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period; provided, that for the purpose of calculating the Leverage Ratio and EBITDA for the fiscal quarters ending September 30, 2006, December 31, 2006 and March 31, 2007 under Sections 6.5(b) and (c), respectively, EBITDA shall also include an amount equal to the sales value of systems shipments not yet recognized as revenue multiplied by 0.42.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA plus Royalty Expense minus unfunded Capital Expenditures (excluding a one time $2,300,000 charge against Capital Expenditures incurred in connection with the transfer of a certain lab tool from inventory into operating machinery occurring on or around the Fifth Amendment Date) made during such period, minus cash dividends (including without limitation cash distributions) paid during such period, minus cash corporate income taxes paid during such period, minus without duplication Royalty Payments made during such period to (b) all Debt Payments during such period (excluding a one time waiver fee of $100,000 paid by Borrowers to Agent in connection with the First Amendment and a one time waiver fee of $15,000 paid by Borrowers to Agent in connection with the Second Amendment and the transaction fee(s) paid by Borrowers to BHC under Section 2.4(A) of that certain Term Loan and Security Agreement by and among Borrowers, Akrion Technologies, Inc. and BHC dated July 5, 2006).

(b) Upon the Effective Date, Section 1.2 of the Loan Agreement shall be amended by adding the following definition:

“Fifth Amendment Date” shall mean April 30, 2007

(c) Upon the Effective Date, Sections 2.1(c) and 2.1(d) and 2.1(e) of the Loan Agreement shall be deleted in their entirety and replaced as follows:

(c) Sublimit for Revolving Advances Against Eligible Acceptance Receivables. The aggregate amount of Revolving Advances made to Borrowers against Eligible Acceptance Receivables shall not exceed in the aggregate, at any one time outstanding, the sum of $2,000,000 less the aggregate advances outstanding against Eligible Export-Related Acceptance Receivables Value under the Ex-Im Credit Agreement.

(d) Sublimit for Revolving Advances Against Eligible Inventory. The

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aggregate amount of Revolving Advances made to Borrowers against Eligible Domestic Finished Goods Inventory and Eligible Raw Material Inventory shall not exceed in the aggregate, at any one time outstanding, the sum of $9,500,000 less the aggregate advances outstanding against Eligible Export-Related Inventory Value under the Ex-Im Credit Agreement.

(e) Sublimit for Revolving Advances Against Eligible Raw Material Inventory. The aggregate amount of Revolving Advances made to Borrowers against Eligible Raw Material Inventory shall not exceed in the aggregate, at any one time outstanding, the sum of $6,000,000 less the aggregate advances outstanding against Eligible Export-Related Raw Material Inventory under the Ex-Im Credit Agreement.

(d) Upon the Effective Date, Section 7.6 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

7.6 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Borrowers in excess of $2,750,000, provided the one time charge of $2,300,000 against Capital Expenditures incurred on or around the Fifth Amendment Date in connection with the transfer of a certain lab tool from inventory to operations shall not be included in such calculation.

2. Collateral. As security for the payment of the Obligations, and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Other Documents, each Borrower reconfirms the prior grant of the security interest in and first priority, perfected lien in favor of Agent for its benefit and the ratable benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located.

3. Acknowledgment of Guarantor. By execution of this Amendment, Guarantor hereby covenants and agrees that the Guaranty and Suretyship Agreement dated June 15, 2006 shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

4. Representations and Warranties. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and Ex-Im Loan Agreement and all of the other Existing Financing Agreements and Ex-Im Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date or to the extent that disclosure schedules for such representations and warranties have been updated for matters occurring in the ordinary course of business and such updated schedules are acceptable to Agent;

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(b) reaffirms all of the covenants contained in the Loan Agreement and Ex-Im Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under either the Loan Agreement and the Ex-Im Loan Agreement, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements or the Existing Ex-Im Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate, member or partnership action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its Certificate of Incorporation and By-laws or Certificate of Formation and Limited Liability Company Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

5. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective (the “Effective Date”) upon satisfaction of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received this Amendment fully executed by Borrowers;

(b) Agent shall have received payment of a non-refundable amendment fee in the amount of $25,000; and

(c) Agent shall have received payment of the fees and expenses set forth in Section 7 below.

6. Further Assurances and Affirmative Covenant. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

7. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

8. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

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9. Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on April 16, 2007 Borrowers were indebted to Agent and Lenders on account of Revolving Advances under the Loan Agreement in the aggregate principal amount of $12,284,809.03, without any deduction, defense, setoff, claim or counterclaim, of any nature, plus all fees, costs and expenses incurred to date in connection with and due by Borrowers under the Loan Agreement and the Other Documents.

10. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

5

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

AKRION, INC.

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

GOLDFINGER TECHNOLOGIES, LLC

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

SCP SERVICES, INC.

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

AGENT and LENDER:

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ James Sierakowski
James Sierakowski, Vice President

Address:	100 West Road, Suite 319
Towson, Maryland 21204

Commitment Percentage: 100%

(SIGNATURES CONTINUED ON NEXT PAGE)

(Signature Page S-1 to Fifth Amendment to Revolving Credit and Security Agreement)

Agreed to and acknowledged

intending to be legally bound hereby:

GUARANTOR:

AKRION TECHNOLOGIES, INC.

By:	/s/ James Whittle
Name:	James Whittle
Title:	Chief Financial Officer

(Signature Page S-2 to Fifth Amendment to Revolving Credit and Security Agreement)

SIXTH AMENDMENT TO REVOLVING CREDIT

AND SECURITY AGREEMENT

This Sixth Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made this 27th day of August, 2007, by and among AKRION, INC., a corporation organized under the laws of the State of Delaware (“Akrion”), GOLDFINGER TECHNOLOGIES, LLC, a limited liability company organized under the laws of the State of Delaware (“Goldfinger”), and SCP SERVICES, INC. (f/k/a Akrion SCP Acquisition Corp.), a corporation formed under the laws of the State of Delaware (“Akrion SCP” and together with Akrion and Goldfinger, “Borrowers,” and each individually a “Borrower”) and the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On August 5, 2005, Akrion, Goldfinger, Lenders and Agent entered into, inter alia, a certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. Akrion SCP was subsequently joined thereto as a Borrower. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. On August 5, 2005, Akrion, Goldfinger, Lenders and Agent entered into, inter alia, a certain Export-Import Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Ex-Im Loan Agreement”) to reflect certain financing arrangements between the parties thereto. Akrion SCP was subsequently joined thereto as a Borrower. The Ex-Im Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Ex-Im Financing Agreements.”

C. Borrowers have requested and the Agent has agreed to modify certain definitions, terms and conditions in the Loan Agreement pursuant to the terms of this Amendment.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Amendments to Loan Agreement.

(a) Upon the Effective Date, the definition of “Eurodollar Rate” contained in Section 1.2 of the Loan Agreement shall be deleted in its entirety and replaced as follow:

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by PNC by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by PNC which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate Successor as shown on

Eurodollar Rate = Bloomberg Page BBAM1

                            1.0 - Reserve Percentage

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(b) Upon the Effective Date, Section 2.10(b) of the Loan Agreement shall be deleted in its entirety and replaced as follows:

2.10 (b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for

Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (“UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (“ISP98 Rules”), as determined by Agent, and each trade Letter of Credit shall be subject to UCP.

(c) Upon the Effective Date, Sections 6.5(b), (c) and (d) of the Loan Agreement shall be deleted in their entirety and replaced as follows:

(b) Net Worth. Borrowers on a Consolidated Basis shall maintain at all times during and as of September 30, 2007 a Net Worth of not less than $7,076,000.

(c) Leverage Ratio. Borrowers on a Consolidated Basis shall maintain for the four fiscal quarters ending September 30, 2007 a ratio of (i) Indebtedness (excluding current accounts payable incurred in the ordinary course of business and excluding installments of premiums payable with respect to policies of insurance contracted for in the ordinary course of business) outstanding on the last day of each period set forth below to (ii) EBITDA for such period of not greater than 5.57:1.0; provided, however, that for purposes of the calculation of the Leverage Ratio, there shall be excluded from Indebtedness the amount of any Indebtedness payable by Borrowers and their consolidated Subsidiaries to Sunrise Capital that is subordinated to the Obligations on terms and conditions acceptable to Agent in its sole judgment.

(d) EBITDA. Borrowers on a Consolidated Basis shall maintain for the four fiscal quarters ending September 30, 2007, EBITDA of not less than $4,740,000.

2. Collateral. As security for the payment of the Obligations, and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Other Documents, each Borrower reconfirms the prior grant of the security interest in and first priority, perfected lien in favor of Agent for its benefit and the ratable benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located.

3. Acknowledgment and Waiver of Events of Default. Each Borrower hereby acknowledges and confirms that the Events of Default described on Schedule A attached hereto (collectively, the “Existing Defaults”) have occurred and are continuing under the Loan Agreement. Upon the effectiveness of this Amendment, Agent shall be deemed to have waived the Existing Defaults, provided that Agent’s waiver shall not be deemed to be a waiver of any subsequent violations of any of the covenants referenced on Schedule A or a waiver of any other Events of Defaults which may have occurred but which are not specifically referred to on Schedule A.

4. Acknowledgment of Guarantor. By execution of this Amendment, Guarantor hereby covenants and agrees that the Guaranty and Suretyship Agreement dated June 15, 2006 shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

5. Representations and Warranties. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and Ex-Im Loan Agreement and all of the other Existing Financing Agreements and Ex-Im Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date or to the extent that disclosure schedules for such representations and warranties have been updated for matters occurring in the ordinary course of business and such updated schedules are acceptable to Agent;

(b) reaffirms all of the covenants contained in the Loan Agreement and Ex-Im Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under either the Loan Agreement and the Ex-Im Loan Agreement, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements or the Existing Ex-Im Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate, member or partnership action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its Certificate of Incorporation and By-laws or Certificate of Formation and Limited Liability Company Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

6. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective (the “Effective Date”) upon satisfaction of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received this Amendment fully executed by Borrowers;

(b) Agent shall have received payment of a non-refundable amendment fee in the amount of $15,000;

(c) Agent shall have received evidence of payment to BHC of a non-refundable amendment fee in the amount of $100,000, which payment shall not be taken into account when calculating compliance with any of the financial covenants referred to in Section 6.5 of the Loan Agreement; and

(d) Agent shall have received payment of the fees and expenses set forth in Section 8 below.

7. Further Assurances and Affirmative Covenant. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

8. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

9. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

10. Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on August 24, 2007 Borrowers were indebted to Agent and Lenders on account of Revolving Advances under the Loan Agreement in the aggregate principal amount of $15,087,909.52, without any deduction, defense, setoff, claim or counterclaim, of any nature, plus all fees, costs and expenses incurred to date in connection with and due by Borrowers under the Loan Agreement and the Other Documents.

11. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS: AKRION, INC.

By:	/S/ JAMES WHITTLE
James Whittle, Chief Financial Officer

GOLDFINGER TECHNOLOGIES, LLC

By:	/S/ JAMES WHITTLE
James Whittle, Chief Financial Officer

SCP SERVICES, INC.

By:	/S/ JAMES WHITTLE
James Whittle, Chief Financial Officer

AGENT and LENDER: PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/S/ JAMES SIERAKOWSKI
James Sierakowski, Vice President
Address: 100 West Road, Suite 319 Towson, Maryland 21204 Commitment Percentage: 100%

(SIGNATURES CONTINUED ON NEXT PAGE)

(Signature Page S-1 to Sixth Amendment to Revolving Credit and Security Agreement)

Agreed to and acknowledged

intending to be legally bound hereby:

GUARANTOR: AKRION TECHNOLOGIES, INC.

By:	/S/ JAMES WHITTLE
Name:	James Whittle
Title:	Chief Financial Officer

(Signature Page S-2 to Sixth Amendment to Revolving Credit and Security Agreement)

EXHIBIT A

1.        Borrowers’ failure to maintain a maximum Leverage Ratio as required by Section 6.5 (c) of the Loan Agreement for the period ending June 30, 2007.

2.        Borrowers’ failure to maintain a minimum EBITDA as required by Section 6.5 (d) of the Loan Agreement for the period ending June 30, 2007.